[Execution Copy]


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                     TRANSFER AND ADMINISTRATION AGREEMENT

                                     among

              NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION,
                                 as Transferor

                        NAVISTAR FINANCIAL CORPORATION,
                  in its individual capacity and as Servicer

                     PARK AVENUE RECEIVABLES CORPORATION,
                                 as Purchaser

                           THE CHASE MANHATTAN BANK,
                         as Funding Agent and APA Bank




                         Dated as of November 13, 1998


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                               TABLE OF CONTENTS

                                                                          Page


                                   ARTICLE I

                                  DEFINITIONS . . . . . . . . . . . . . .    1

         SECTION 1.1  Certain Defined Terms . . . . . . . . . . . . . . .    1
         SECTION 1.2  Rules of Construction . . . . . . . . . . . . . . .   22

                                  ARTICLE II

                           TRANSFERS AND SETTLEMENTS  . . . . . . . . . .   23

         SECTION 2.1  Facility  . . . . . . . . . . . . . . . . . . . . .   23
         SECTION 2.2  Transfers and Assignments; Custody of
                       Receivables Files  . . . . . . . . . . . . . . . .   24
         SECTION 2.3  Selection of Tranche Periods and Tranche Rates  . .   25
         SECTION 2.4  Discount and Other Costs and Expenses . . . . . . .   26
         SECTION 2.5  Protection of Ownership of the Purchaser  . . . . .   27
         SECTION 2.6  General Settlement Procedures.  . . . . . . . . . .   29
         SECTION 2.7  Payments and Computations, Etc. . . . . . . . . . .   32
         SECTION 2.8  Reserve Account . . . . . . . . . . . . . . . . . .   32
         SECTION 2.9  Withdrawals from Reserve Account  . . . . . . . . .   33
         SECTION 2.10  Reports  . . . . . . . . . . . . . . . . . . . . .   34
         SECTION 2.11  Fees . . . . . . . . . . . . . . . . . . . . . . .   34
         SECTION 2.12  Optional Purchase. . . . . . . . . . . . . . . . .   35
         SECTION 2.13  Illegality . . . . . . . . . . . . . . . . . . . .   35
         SECTION 2.14  Broken Funding . . . . . . . . . . . . . . . . . .   36
         SECTION 2.15  Inability to Determine Eurodollar Rate . . . . . .   37

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES  . . . . . . . . .   37

         SECTION 3.1  Representations and Warranties of the
                       Transferor and Servicer  . . . . . . . . . . . . .   37
         SECTION 3.2  Representations and Warranties as to the
                       Receivables  . . . . . . . . . . . . . . . . . . .   40
         SECTION 3.3  Repurchase of Receivables Upon Breach of
                       Warranty . . . . . . . . . . . . . . . . . . . . .   40

                                  ARTICLE IV

                             CONDITIONS PRECEDENT   . . . . . . . . . . .   41

         SECTION 4.1  Conditions to Effectiveness of this Agreement . . .   41

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                                   ARTICLE V

                                   COVENANTS  . . . . . . . . . . . . . .   42

         SECTION 5.1  Covenants of the Transferor . . . . . . . . . . . .   42
         SECTION 5.2  Negative Covenants of the Transferor  . . . . . . .   44
         SECTION 5.3  Covenants of the Servicer . . . . . . . . . . . . .   45
         SECTION 5.4   Purchase of Receivables Upon Breach of
                        Covenant  . . . . . . . . . . . . . . . . . . . .   46
         SECTION 5.5  Administration and Servicing of the Receivables . .   46
         SECTION 5.6  Total and Supplemental Servicing Fees; Payment
                       of Certain Expenses by Servicer.   . . . . . . . .   49
         SECTION 5.7  Monthly Advances  . . . . . . . . . . . . . . . . .   49
         SECTION 5.8  Additional Deposits . . . . . . . . . . . . . . . .   50

                                  ARTICLE VI

                      SERVICER REPORTS; SERVICER DEFAULT  . . . . . . . .   50

         SECTION 6.1  Annual Statement as to Compliance . . . . . . . . .   50
         SECTION 6.2  Annual Independent Accountants' Report  . . . . . .   50
         SECTION 6.3  Assignment of Administrative Receivables and
                       Warranty Receivables . . . . . . . . . . . . . . .   51
         SECTION 6.4  Collection Account  . . . . . . . . . . . . . . . .   51
         SECTION 6.5  Servicer Defaults . . . . . . . . . . . . . . . . .   52
         SECTION 6.6  Consequences of a Servicer Default  . . . . . . . .   53
         SECTION 6.7  Funding Agent to Act; Appointment of Successor  . .   55
         SECTION 6.8  Delegation of Duties  . . . . . . . . . . . . . . .   55
         SECTION 6.9  Servicer Not to Resign  . . . . . . . . . . . . . .   56
         SECTION 6.10 Merger or Consolidation of, or Assumption of
                       the Obligations of, the Servicer . . . . . . . . .   56

                                  ARTICLE VII

                              TERMINATION EVENTS  . . . . . . . . . . . .   56

         SECTION 7.1  Termination Events  . . . . . . . . . . . . . . . .   56
         SECTION 7.2  Remedies Upon the Occurrence of a Termination
                       Event  . . . . . . . . . . . . . . . . . . . . . .   58

                                 ARTICLE VIII

                                INDEMNIFICATION . . . . . . . . . . . . .   59

         SECTION 8.1  Indemnification by Servicer . . . . . . . . . . . .   59
         SECTION 8.2  Tax Indemnification . . . . . . . . . . . . . . . .   60
         SECTION 8.3  Additional Costs  . . . . . . . . . . . . . . . . .   61
         SECTION 8.4  Other Costs and Expenses  . . . . . . . . . . . . .   62


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                                  ARTICLE IX

                               THE FUNDING AGENT  . . . . . . . . . . . .   63

         SECTION 9.1  Appointment . . . . . . . . . . . . . . . . . . . .   63
         SECTION 9.2  Delegation of Duties  . . . . . . . . . . . . . . .   63
         SECTION 9.3  Exculpatory Provisions  . . . . . . . . . . . . . .   63
         SECTION 9.4  Reliance by Funding Agent . . . . . . . . . . . . .   64
         SECTION 9.5  Notice of Events of Default and other Events  . . .   64
         SECTION 9.6  Non-Reliance on Funding Agent . . . . . . . . . . .   65
         SECTION 9.7  Indemnification . . . . . . . . . . . . . . . . . .   65
         SECTION 9.8  Funding Agent in its Individual Capacity  . . . . .   66
         SECTION 9.9  Successor Funding Agent . . . . . . . . . . . . . .   66

                                   ARTICLE X

                                 MISCELLANEOUS  . . . . . . . . . . . . .   66

         SECTION 10.1  Term of Agreement  . . . . . . . . . . . . . . . .   66
         SECTION 10.2  Waivers; Amendments  . . . . . . . . . . . . . . .   66
         SECTION 10.3  Notices  . . . . . . . . . . . . . . . . . . . . .   67
         SECTION 10.4  Governing Law; Submission to Jurisdiction;
                        Integration . . . . . . . . . . . . . . . . . . .   68
         SECTION 10.5  Severability; Counterparts, Waiver of Setoff . . .   69
         SECTION 10.6  Successors and Assigns . . . . . . . . . . . . . .   69
         SECTION 10.7  Confidentiality  . . . . . . . . . . . . . . . . .   70
         SECTION 10.8  No Bankruptcy Petition Against the Purchaser
                        or Transferor . . . . . . . . . . . . . . . . . .   71
         SECTION 10.9  Limited Recourse . . . . . . . . . . . . . . . . .   72
         SECTION 10.10 Chase Conflict Waiver  . . . . . . . . . . . . . .   73
         SECTION 10.11 Interest Rate Caps . . . . . . . . . . . . . . . .   73


                            EXHIBITS AND SCHEDULES


         Exhibit A            Form of Tranche Selection Notice
         Exhibit B            Form of Settlement Report
         Exhibit C            Form of Compliance Certificate

         Schedule 1           Schedule of Receivables









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                     TRANSFER AND ADMINISTRATION AGREEMENT


                 TRANSFER AND ADMINISTRATION AGREEMENT, dated as of November 13, 1998 (as amended, supplemented or otherwise modified and in effect from time to time, this "Agreement"), by and among NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, a Delaware corporation, as transferor (together with its successors and assigns in such capacity, the ("Transferor"), NAVISTAR FINANCIAL CORPORATION, a Delaware corporation ("NFC"), in its individual capacity and as Servicer (together with its successors and assigns in such capacity, the "Servicer"), PARK AVENUE RECEIVABLES CORPORATION, a Delaware corporation, as a purchaser (together with its successors and assigns in such capacity, "PARCO" or the "Purchaser"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as funding agent for the benefit of PARCO and the several APA Banks from time to time (together with its successors and assigns in such capacity, the "Funding Agent").


                               R E C I T A L S :
                               - - - - - - - -

                 WHEREAS, the Transferor desires to transfer on the Closing Date (as defined herein) its entire beneficial interest in a specified pool of Receivables (as defined herein) which it acquired from NFC, and the Purchaser desires to acquire such Receivables on the Closing Date, in each case subject to the terms and conditions of this Agreement; and

                 WHEREAS, the Transferor, the Funding Agent, the Purchaser and the APA Banks desire to appoint NFC as the Servicer under this Agreement and NFC desires to act as Servicer, in consideration of the fees and other benefits set forth in this Agreement.

                 NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "Accountants' Report" shall mean the report described in
Section 6.2 of this Agreement.

                 "Accounting Date" shall mean with respect to a Settlement Date, the last day of the related Monthly Period, or, with respect to any

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initial Settlement Date that occurs in the same calendar month as the Closing
Date, at the close of business on the Closing Date.

                 "Actual Payment" shall mean with respect to a Settlement Date and to a Receivable, all payments received by the Servicer from or for the account of the Obligor during the related Monthly Period (and, in the case of the first Settlement Date, all payments received by the Servicer from or for the account of the Obligor on or after the Cutoff Date) except for any Overdue Payments or Supplemental Servicing Fees.

                 "Additional Costs" shall have the meaning specified in
Section 8.3(a).

                 "Administrative Purchase Payment" shall mean, with respect to a Settlement Date and to an Administrative Receivable purchased as of the related Accounting Date, a release of all claims for reimbursement of Monthly Advances made on such Administrative Receivable plus a payment equal to the sum of (i) the sum of the Scheduled Payments on such Administrative Receivable due after the Accounting Date minus the Rebate, (ii) any reimbursement made pursuant to the last sentence of Section 5.7 of this Agreement with respect to such Receivable, and (iii) all past due Scheduled Payments with respect to which a Monthly Advance has not been made.

                 "Administrative Receivable" shall mean, a Receivable which the Servicer is required to purchase as of an Accounting Date pursuant to
Section 3.3 of this Agreement or which the Servicer has elected to repurchase as of an Accounting Date pursuant to Section 2.12 of this Agreement.

                 "Affected Party" shall mean the Purchaser, each APA Bank, Chase, individually and in its capacity as Funding Agent and any Affiliate of Chase.

                 "Affiliate" shall mean, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 "Aggregate Losses" means, with respect to a Monthly Period, the sum of (i) the aggregate of the Receivable Balances of all Receivables newly designated during such Monthly Period as Liquidating Receivables, plus
(ii) the aggregate principal portion of Scheduled Payments due but not received with respect to all such Receivables prior to the date any such Receivable was designated a Liquidating Receivable minus (iii) Liquidation Proceeds collected during such Monthly Period with respect to all Liquidating Receivables.

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                 "Aggregate Receivables Balance" means, as of any date, the sum of the Receivable Balances of all outstanding Receivables (other than Liquidating Receivables).

                 "Aggregate Unpaids" shall mean, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods at such time, (ii) the Net Investment at such time, (iii) any unpaid Early Collection Fees and (iv) all fees and other amounts owed (whether due or accrued) hereunder or under the Fee Letter by Transferor or NFC to the Owners at such time.

                 "Annual Percentage Rate" or "APR" of a Receivable shall mean the annual rate of finance charges stated in the Receivable.

                 "APA Bank" shall mean any of the several financial institutions named as such in the PARCO Asset Purchase Agreement.

                 "APA Bank Purchase Date" shall mean the date specified by PARCO in a Sale Notice (as defined in the PARCO Asset Purchase Agreement) as being the effective date of PARCO's assignment to the APA Bank of the Transferred Interest.

                 "Available Amount" shall mean, with respect to a Settlement Date, the sum of the Collected Interest and the Collected Principal for such Settlement Date.

                 "Basic Servicing Fee" shall mean, with respect to a Monthly Period, the fee payable to the Servicer for services rendered during such Monthly Period, which shall be equal to one-twelfth of the Basic Servicing Fee Rate multiplied by the Aggregate Receivables Balance as of the first day of such Monthly Period.

                 "Basic Servicing Fee Rate" shall mean 1.0% per annum.

                 "Business Day" shall mean (i) with respect to any matters relating to the Eurodollar Rate, a day on which banks are open for business in The City of New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York generally or The City of New York, the State of Illinois generally or the City of Chicago, are authorized or obligated by law, executive order or governmental decree to be closed.

                 "CBR Tranche" shall mean a Tranche as to which Discount is calculated at a Corporate Base Rate.

                 "CBR Tranche Period" shall mean, with respect to a CBR Tranche, prior to the Termination Date, a period of up to thirty (30) days or as mutually agreed commencing on a Business Day selected by the Servicer

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pursuant to this Agreement, and except as set forth in Section 2.3(b), after the Termination Date or the occurrence of the event described in Section 7.1(f) (exclusive of any days of grace), a period determined by the Funding Agent. If such CBR Tranche Period would end on a day which is not a Business Day, such CBR Tranche Period shall end on the next succeeding Business Day.

                 "Chase" shall mean The Chase Manhattan Bank, a New York banking corporation, and its successors and assigns.

                 "Chase Roles" shall have the meaning specified in Section
10.10.

                 "Closing Date" shall mean November 13, 1998.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

                 "Code Collateral" shall mean any property a security interest in which may be perfected by filing under the applicable UCC.

                 "Collected Interest" shall mean, with respect to any Settlement Date, the sum of the following amounts with respect to the related Monthly Period, in each case computed in accordance with the actuarial method: (i) that portion of all collections on Receivables (other than Liquidating Receivables) allocable to interest or Prepayment Surplus, (ii) that portion of all Liquidation Proceeds allocable to interest in accordance with the Servicer's customary servicing procedures, (iii) that portion of all Monthly Advances allocable to interest, (iv) Interest Rate Cap Payments and
(v) that portion of all Warranty Payments, Administrative Purchase Payments or the Optional Purchase Proceeds allocable to accrued interest or Prepayment Surplus; less an amount equal to the sum of (x) all amounts received on any Receivable (other than a Liquidating Receivable) to the extent of the aggregate Outstanding Monthly Advances of interest with respect to such Receivable and (y) Liquidation Proceeds with respect to a particular Receivable to the extent of the Outstanding Monthly Advances of interest thereon.

                 "Collected Principal" shall mean, with respect to any Settlement Date, the sum of the following amounts with respect to the related Monthly Period in each case computed in accordance with the actuarial method:
(i) that portion of all collections on Receivables (other than Liquidating Receivables) allocable to principal, (ii) that portion of Liquidation Proceeds allocable to principal in accordance with the Servicer's customary servicing procedures, (iii) that portion of all Monthly Advances allocable to principal, (iv) that portion of all Warranty Payments, Administrative Purchase Payments or the Optional Purchase Proceeds allocable to principal, and (v) that portion of all Prepayments allocable to principal; less an amount equal to the sum of (x) amounts received on any Receivable (other than

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a Liquidating Receivable) to the extent of the aggregate Outstanding Monthly
Advances of principal with respect to such Receivable and (y) Liquidation Proceeds with respect to a particular Receivable to the extent of the Outstanding Monthly Advances of principal and amounts representing reimbursement for Liquidation Expenses with respect to such Receivables pursuant to this Agreement.

                 "Collection Account" shall mean the Collection Account established and maintained pursuant to Section 6.4 hereof.

                 "Collections" shall mean all cash collections and other cash proceeds of the Receivables (other than Supplemental Servicing Fees) received by the Servicer or in the Collection Account, including, without limitation,
(a) Collected Interest, (b) Collected Principal and (c) recoveries and cash proceeds of Related Security with respect to the Receivables.

                 "Commercial Paper" shall mean, collectively, the short-term promissory notes of the Purchaser issued by the Purchaser in the United States commercial paper market.

                 "Commitment" shall have the meaning set forth in the PARCO Asset Purchase Agreement.

                 "Corporate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (i) the prime rate of interest announced by the Funding Agent from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Funding Agent) and (ii) the sum of (a) 0.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Funding Agent from three (3) Federal funds brokers of recognized standing selected by it.

                 "CP Rate" shall mean, with respect to any CP Tranche Period during which the Net Investment is funded by Commercial Paper, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper having a term equal to such CP Tranche Period may be sold by any placement agent or commercial paper dealer selected by the Purchaser, as agreed between each such dealer or placement agent and the Purchaser plus the amount of any placement agent or commercial paper agent fees and commissions; provided, however, that if the rate (or rates) as agreed between any such agent or dealer and the Purchaser is a discount rate (or rates), the "CP Rate" for such CP Tranche Period shall be the rate (or, if more than one rate, the weighted average of the rates) resulting from the Purchaser's converting such discount -bearing equivalent rate per annum.

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                 "CP Tranche" shall mean a Tranche as to which Discount is
calculated at a CP Rate.

                 "CP Tranche Period" shall mean, with respect to a CP Tranche, a period of up to 270 days commencing on a Business Day requested by the Servicer established in accordance with Section 2.3(a). If such CP Tranche Period would end on a day which is not a Business Day, such CP Tranche Period shall end on the next succeeding Business Day.

                 "Custodian" shall mean NFC, as Servicer, or another custodian named from time to time in the Custodian Agreement.

                 "Custodian Agreement" shall mean the Custodian Agreement, dated as of November 13, 1998, between the Custodian and the Transferor, as amended, modified or supplemented from time to time.

                 "Cutoff Date" shall mean October 1, 1998.

                 "Dealer" shall mean (i) a Person with whom NITC has a valid dealer sales/maintenance agreement to sell NITC vehicles, (ii) a Person with whom NFC has an agreement to extend new or used truck floor plan financing terms or (iii) a truck, bus, or trailer equipment manufacturer with whom NITC has a valid agreement to sell NITC vehicles.

                 "Dealer Liability" shall mean, with respect to a Receivable, all rights, claims and actions of NFC against the Dealer which originated the Receivable or which sold the Financed Vehicles(s) which gave rise to such Receivable and any successor Dealer for recourse or reimbursement of any losses, costs or expenses arising as a result of a default by the Obligor on such Receivable.

                 "Delinquency Percentage" shall mean, with respect to a Settlement Date, the aggregate Remaining Gross Balances of all outstanding Receivables which are 61 days or more past due as of the last day of the related Monthly Period, as determined in accordance with the Servicer's normal practices, expressed as a percentage of the aggregate Remaining Gross Balances of all outstanding Receivables on the last day of such Monthly Period.

                 "Determination Date" shall mean the day that is two Business Days prior to the Settlement Date.

                 "Discount" shall mean with respect to any Tranche and the related Tranche Period:

                         TR x TA x AD
                                   --
                                    B


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Where:

         TR    =    the Tranche Rate applicable to such Tranche during the
                    related Tranche Period.

         TA    =    the dollar amount of the Net Investment allocated to
                    such Tranche during the related Tranche Period.

         AD    =    the actual number of days elapsed during the related
                    Tranche Period during which such Tranche was outstanding.

         B     =    360 days, except in the case of a CBR Tranche, in which
                    case B = 365 or 366 days, as appropriate.

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; provided further, however, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.

                 "Distributor" shall mean a distributor of vehicles and equipment not manufactured by NITC.

                 "Dollars" or "$" shall mean the lawful currency of the United States of America.

                 "Early Collection Fee" shall mean, for any Tranche Period (other than a CBR Tranche Period) during which the Net Investment allocated to such Tranche Period is reduced, or which is terminated prior to the end of the period for which it was originally scheduled to last (the amount of such reduction or, in the case of a termination of a Tranche Period, the amount of Net Investment allocated to such Tranche Period being herein referred to as the "Allocated Amount"), the sum of (a) the excess, if any, of (i) the applicable Discount that would have accrued during the remainder of such Tranche Period subsequent to the date of such reduction or termination on the Allocated Amount if such reduction or termination had not occurred over (ii) the sum of (A) to the extent the Allocated Amount is allocated to another Tranche Period, the Discount actually accrued on the portion of Allocated Amount so allocated during the remainder of such Tranche Period, and (B) to the extent the Allocated Amount is not allocated to another Tranche Period, the income, if any, actually received by the Owner from investing the portion of the Allocated Amount not so allocated, and (b) in the case of a reduced or terminated Eurodollar Tranche, a $200 administrative fee.

                 "Effective Date" shall have the meaning specified in Section
4.1.



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                 "Eligible Account" shall mean either (i) a segregated trust account with the trust department of a depository institution organized under the laws of the United States of America or any State thereof or the District of Columbia (or any domestic branch of a foreign bank), having a long-term deposit rating of at least Baa3 by Moody's, having trust powers and acting as trustee for funds deposited in such account, or (ii) a segregated deposit account with a depository institution organized under the laws of the United States of America or any State thereof (or any domestic branch of a foreign bank) the long-term deposit obligations of which are rated Aa3 or higher by Moody's and the short-term debt obligations of which are rated "A-1+" by S&P and "P-1" by Moody's.

                 "Eligible Interest Rate Cap Provider" shall mean an Interest Rate Cap Provider having a long-term credit rating from Moody's and S&P of at least "A2" and "A", respectively.

                 "Eligible Investments" shall mean any of the following: (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody's and by S&P; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively; or (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies; (b) demand deposits in any depositary institution or trust company referred to in (a)(ii) above; (c) commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (d) Eurodollar time deposits having a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (e) repurchase agreements involving any of the Eligible Investments described in clauses
(a)(i), (a)(iii) and (d) of this definition so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (f) commercial paper master notes having, at the time of the investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively; and (g) any other investment permitted by each of the Funding Agent and the Rating Agencies.

                 "Eurodollar Rate" shall mean, with respect to any Tranche for which the applicable rate is to be determined by reference to LIBOR, a rate which is .625% in excess of a rate per annum equal to the rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by dividing
(i) the applicable LIBOR by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D of the Board of Governors of the Federal Reserve System (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Funding Agent during the related Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in the related Tranche Period during which any such percentage shall be applicable).

                 "Eurodollar Tranche" shall mean a Tranche as to which Discount is calculated at a Eurodollar Rate.

                 "Eurodollar Tranche Period" shall mean, with respect to a Eurodollar Tranche, prior to the Termination Date, a period of one, two or three months requested by the Transferor and agreed to by the Funding Agent commencing on a Business Day requested by the Transferor and agreed to by the Funding Agent; provided, however, that if such Eurodollar Tranche Period would expire on a day which is not a Business Day, such Eurodollar Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurodollar Tranche Period would expire on (a) a day which is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subsequent calendar month, such Eurodollar Tranche Period shall expire on the last Business Day of such month.
                 "Fee Letter" shall mean the letter agreement of even date herewith between the Transferor and the Funding Agent.

                 "Financed Vehicle" means a new or used medium or heavy duty truck, bus or trailer, together with any accessions thereto which were financed by NFC, securing an Obligor's indebtedness under a Receivable. A Receivable may be secured by one or more Financed Vehicles.

                 "Full Prepayment" shall mean, with respect to a Settlement Date, that portion of an Actual Payment (other than the Scheduled Payment), which with respect to (i) any Receivable, is sufficient to prepay such Receivable in full (after application of the Scheduled Payment), or (ii) a Receivable secured by multiple Financed Vehicles, equals the unpaid principal amount of the Receivable relating to any Financed Vehicle, as determined by the Servicer in accordance with its customary servicing procedures.

                 "Funding Agent" shall have the meaning set forth in the preamble to this Agreement.

                 "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements or pronouncements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

                 "Guaranties" shall mean, with respect to any Receivable, personal or commercial guaranties of an Obligor's performance with respect thereto.

                 "Initial Aggregate Receivables Balance" shall mean the sum of the Initial Receivable Balances of the Receivables as of the Cutoff Date, which is $545,048,813.47.

                 "Initial Gross Receivable Balance" shall mean, with respect to any Receivable as of the Cutoff Date, the Initial Receivable Balance plus, in the case of Receivables classified by the Servicer as "finance charge - included contracts," the finance charges included in the Scheduled Payments due on or after the Cutoff Date.

                 "Initial Receivable Balance" shall mean, with respect to a Receivable, the aggregate principal amount advanced under such Receivable toward the purchase price of the Financed Vehicle or Financed Vehicles, including insurance premiums, service and warranty contracts, federal excise and sales taxes and other items customarily financed as part of such Receivables and related costs, less payments received from the Obligor prior to the Cutoff Date with respect to such Receivable allocable on the basis of the actuarial method to principal.

                 "Initial Reserve Account Deposit" shall mean, with respect to the Closing Date, $19,076,708.47.

                 "Insurance Policy" shall mean, with respect to a Receivable, an insurance policy covering physical damage, credit life, credit disability, theft, mechanical breakdown or similar event to each Financed Vehicle securing such Receivable.

                 "Insurance Proceeds" shall mean, with respect to any Receivable, proceeds of any Insurance Policy with respect to such Receivable.

                 "Interest Rate Cap" shall mean any interest rate cap agreement between an Interest Rate Cap Provider and NFC or the Transferor as cap counterparty, the purpose of which is to pay into the Collection Account an amount sufficient to pay the Discount on each date such Discount is due

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

and which meets all of the following conditions: (i) it has a maturity date that is no earlier than the final scheduled payment date with respect to the last maturing Receivable; (ii) on the date it is entered into, the Interest Rate Cap Provider party thereto is an Eligible Interest Rate Cap Provider,
(iii) in the case of an Interest Rate Cap entered into after the Closing Date, prior to the execution of such Interest Rate Cap, the Rating Agencies shall have received notice of such Interest Rate Cap and shall have confirmed that such Interest Rate Cap will not result in a downgrade or withdrawal of each Rating Agency's then current rating of the Commercial Paper or any other debt securities rated at the request of PARCO, (iv) on the date it is entered into, and at all times thereafter, it shall have a notional amount equal to the Net Investment (whether or not Collections are received, but taking into account any increases or decreases in such portion of the Net Investment in accordance with the terms of this Agreement); (v) it has a strike rate equal to 6.07% per annum; (vi) it provides that any payments made under such interest rate cap agreement by the related Interest Rate Cap Provider shall be made directly to the Collection Account; and (vii) other than as provided in Section 5.1(h) hereof, it provides that it may not be amended, terminated, waived, assigned or otherwise modified without the prior written consent of the Funding Agent.

                 "Interest Rate Cap Payment" shall mean, on each Settlement Date, any payment made by an Interest Rate Cap Provider to the Collection Account.

                 "Interest Rate Cap Provider" shall mean the applicable counterparty to an Interest Rate Cap, in its capacity as obligor under such Interest Rate Cap.

                 "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                 "LIBOR" shall mean, for any Eurodollar Tranche Period, the rate appearing on Page 3750 of the Dow Jones market screen (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Funding Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Eurodollar Tranche Period, as the rate for dollar deposits with a maturity comparable to such Eurodollar Tranche Period. If no rate appears on Page 3750 at such time, the Eurodollar Rate shall be the rate at which deposits in dollars are offered to the Funding Agent in the London interbank market at approximately 11:00 A.M. (London time) two (2) Business Days before the first day of such Eurodollar Tranche Period in an amount approximately equal to the Net Investment allocated to such Eurodollar Tranche Period and for a period of time approximately equal to such Eurodollar Tranche Period.

                 "Lien" shall mean, any security interest, lien, charge, pledge, equity or encumbrance of any kind other than liens for taxes not yet due and payable, mechanics' liens, any liens that attach by operation of law, and any liens being contested by appropriate measures.

                 "Liquidating Receivable" shall mean a Receivable (i) as to which the Servicer (a) has reasonably determined, in accordance with its customary servicing procedures, that eventual payment of amounts owing on such Receivable is unlikely, or (b) has repossessed the Financed Vehicle or all Financed Vehicles securing the Receivable or (ii) as to which any related Scheduled Payment is at least 210 days overdue.

                 "Liquidation Expenses" shall mean, with respect to a Liquidating Receivable, an amount not to exceed $750 (or such greater amount as the Servicer determines necessary in accordance with its customary procedures to refurbish and dispose of a repossessed Financed Vehicle) as an allowance for amounts charged to the account of the Obligor, in keeping with the Servicer's customary procedures, for repossession, refurbishment and disposition of the Financed Vehicle including out-of-pocket costs related to the liquidation.

                 "Liquidation Proceeds" shall mean, with respect to a Liquidating Receivable, all amounts realized with respect to such Receivables, including benefits of any lease assignments, Insurance Proceeds, proceeds from any Dealer Liability, proceeds from any NITC Purchase Obligations and proceeds from any Guaranties, net of amounts that are required to be refunded to the Obligor on such Receivable.

                 "Material Adverse Effect" shall mean, with respect to either the Transferor or NFC, as applicable, a material adverse effect on (i) the financial condition or operations of the Transferor or NFC and their respective Subsidiaries, as the case may be, taken as one enterprise, (ii) the ability of the Transferor or NFC, as the case may be, to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement, (iv) the Owner's interest in the Receivables or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables or of any significant portion of the Receivables, other than, in the case of clauses (i)-(v), such Material Adverse Effects which are the direct result of actions or omissions of the Funding Agent, the Purchaser, the APA Banks or their respective Affiliates.

                 "Monthly Advance" shall mean the amount, as of an Accounting Date, which the Servicer is required to advance on the respective Receivable pursuant to Section 5.7 of this Agreement.

                 "Monthly Period" shall mean, with respect to a Determination Date and a Settlement Date, the calendar month preceding the month in which

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

such date occurs. With respect to an Accounting Date, the calendar month in which such Accounting Date occurs.

                 "Monthly Principal Distributable Amount" shall mean, with respect to any Settlement Date, the sum of: (i) the principal portion of all Scheduled Payments due with respect to the related Monthly Period on the Receivables (other than Liquidating Receivables), (ii) the principal portion of all Prepayments received during the related Monthly Period (except to the extent included in (i) above) and (iii) the Receivable Balance of each Receivable that the Servicer purchased, the Transferor repurchased or that became a Liquidating Receivable during the related Monthly Period (except to the extent included in (i) or (ii) above).

                 "Moody's" shall mean Moody's Investors Service, Inc., together with its successors.

                 "Net Investment" shall mean, at any time, the Transfer Price less the sum of (i) the aggregate amount of Collections received by the Funding Agent and (ii) any amounts withdrawn from the Reserve Account and, in each case (i) and (ii), applied by the Funding Agent to reduce the Net Investment pursuant to Section 2.6; provided that the Net Investment shall be restored in the amount of any Collections and other amounts so received and applied if, at any time, the distribution thereof is rescinded or otherwise must be returned for any reason.

                 "NIC" shall mean Navistar International Corporation, a Delaware corporation, and its successors and assigns.

                 "NFC" shall mean Navistar Financial Corporation, a Delaware corporation, and its successors and assigns.

                 "NFRRC"shall mean Navistar Financial Retail Receivables Corporation, a Delaware corporation, and its successors and assigns.

                 "NITC" shall mean Navistar International Transportation Corp., a Delaware corporation, and its successors and assigns.

                 "NITC Purchase Obligations" shall mean certain obligations of NITC, subject to limitations, to purchase Financed Vehicles securing Liquidating Receivables pursuant to Article VI, "NFC/NITC Retail Repossession Purchase and Remarketing Agreement" and other provisions of the Master Intercompany Agreement by and between NFC and NITC dated as of April 26, 1993, as such Master Intercompany Agreement may be amended, supplemented, restated or otherwise modified.

                 "Obligor" means, with respect to any Receivable, the purchaser or any co-purchaser of the related Financed Vehicle or Financed Vehicles or any other Person, other than the maker of any Guaranty, who owes payments under a Receivable.

                 "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                 "Opinion of Counsel" shall mean a written opinion of counsel, who may be an employee of NFC.

                 "Outstanding Monthly Advances" shall mean, of an Accounting Date with respect to a Receivable, the sum of all Monthly Advances made as of or prior to such Accounting Date minus all payments or collections as of or prior to such Accounting Date which are specified in Section 5.7 of this Agreement as reducing Outstanding Monthly Advances with respect to such Receivable.

                 "Overdue Payment" shall mean, with respect to a Settlement Date and to a Receivable, all payments received during the related Monthly Period in excess of any Supplemental Servicing Fees, to the extent of the Outstanding Monthly Advances relating to such Receivable.

                 "Owners" shall mean, at any time, the Purchaser, each APA Bank, if applicable, and all other owners by assignment or otherwise of the Transferred Interest at such time.

                 "PARCO" shall mean Park Avenue Receivables Corporation, a Delaware corporation, and its successors and assigns.

                 "PARCO Asset Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of November 13, 1998, among PARCO, the Funding Agent and each of the APA Banks signatory thereto, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

                 "PARCO Program Fee Rate" shall have the meaning set forth in the Fee Letter.

                 "PARCO Program Fee" shall mean, with respect to each Monthly Period commencing prior to the APA Bank Purchase Date (or, in the case of the Monthly Period during which the APA Bank Purchase Date shall occur, the period from and including the first day of such Monthly Period to but excluding the APA Bank Purchase Date), the fee payable to PARCO, which shall be equal to (i) in the case of the October 1998 Monthly Period, zero; (ii) in the case of the November 1998 Monthly Period, the product of (a) the PARCO Program Fee Rate, (b) the average daily Commitment during the portion of such Monthly Period from and including the Closing Date and (c) the actual number of days, from and including the Closing Date, elapsed during such period divided by 360; and (iii) in the case of all other Monthly Periods, the product of (a) the PARCO Program Fee Rate, (b) the average daily Commitment during such Monthly Period and (c) the actual number of days elapsed during such period divided by 360.

                 "PARCO Wind-Down Event" shall mean the occurrence of any of the following events:

                 (a) on the fifth Business Day prior to the date on which the aggregate commitment of all APA Banks under the PARCO Asset Purchase Agreement is scheduled to expire (after giving effect to any extensions), such aggregate commitment has not been extended for an additional period of time;

                 (b) any provider of PARCO's program liquidity and/or letter of credit facilities shall have given notice that an event of default has occurred and is continuing under its agreement with PARCO;

                 (c) PARCO has notified the APA Banks that it is unable or unwilling to issue its Commercial Paper with respect to the Receivables;

                 (d) PARCO's Commercial Paper shall not be rated at least A-1/P-1 by S&P and Moody's, respectively; and

                 (e) a Termination Event or Potential Termination Event shall have occurred and be continuing.

                 "Partial Prepayment" shall mean, with respect to a Settlement Date and to any Receivable, the portion of an Actual Payment in excess of the Scheduled Payment which equals one or more future Scheduled Payments but does not constitute a Full Prepayment and results in a Rebate in accordance with the Servicer's customary procedures.

                 "Person" shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "Portfolio Loss" shall mean, with respect to any Monthly Period, the aggregate Receivable Balance of each Receivable that became a Liquidating Receivable during such Monthly Period net of the Liquidation Proceeds (including estimated Liquidation Proceeds) with respect to such Liquidating Receivables.

                 "Portfolio Yield" shall mean, with respect to any Monthly Period, the percentage equivalent of a fraction, the numerator of which is an amount equal to (i) the sum of Collected Interest for such Monthly Period and investment income on amounts on deposit in the Reserve Account and the Collection Account during such Monthly Period minus (ii) the sum of (A) the Portfolio Loss, if any, for such Monthly Period, (B) the Basic Servicing Fee with respect to such Monthly Period, (C) the Specified Additional Fee with respect to such Monthly Period, (D) the Discount accrued during such Monthly Period in respect of all Tranches outstanding during such Monthly Period, and
(E) the PARCO Program Fee with respect to such Monthly Period, and the denominator of which is the Aggregate Receivables Balance as of the close of business on the last day of the immediately preceding Monthly Period.

                 "Potential Termination Event" shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Termination Event.

                 "Prepayment" shall mean, with respect to a Settlement Date and to a Receivable, the portion of an Actual Payment in excess of the Scheduled Payment.

                 "Prepayment Surplus" shall mean, with respect to any Settlement Date on which a Prepayment is to be applied with respect to a Receivable, that portion of such Prepayment, net of any Rebate to the Obligor of the portion of the Scheduled Payments attributable to unearned finance charges, which is not allocable to principal in accordance with the actuarial method.

                 "Principal Carryover Distributable Amount" shall mean, with respect to any Settlement Date, the excess of the Principal Distributable Amount with respect to the immediately preceding Settlement Date over the amount that was actually paid to the Funding Agent to reduce the Net Investment on such immediately preceding Settlement Date.

                 "Principal Distributable Amount" shall mean, with respect to any Settlement Date, the sum of the Monthly Principal Distributable Amount and the Principal Carryover Distributable Amount with respect to such Settlement Date.

                 "Proceeding" shall mean any suit in equity, action at law or other judicial or administrative proceeding.

                 "Proceeds" shall mean "proceeds" as defined in Section 9-306(l) of the UCC.

                 "Program Documents" shall mean, collectively, this Agreement, the Purchase Agreement, the Fee Letter, the Custodian Agreement, each Interest Rate Cap Agreement and all other agreements, instruments, certificates and other documents delivered pursuant hereto and thereto.

                 "Purchase Agreement" shall mean the Purchase Agreement, dated as of November 13, 1998, by and between NFC, as seller, and the Transferor, as buyer, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

                 "Purchaser" shall mean PARCO.

                 "Rating Agencies" shall mean Moody's, S&P or any other nationally recognized statistical rating organization from which a rating for the Commercial Paper was requested by PARCO and is currently in effect.

                 "Rebate" shall mean, with respect to a given date and to a Receivable, the rebate under such Receivable that is or would be payable to the Obligor for unearned finance charges or any other charges that are or would be subject to a rebate to the Obligor upon the payment of a Partial Prepayment or a Full Prepayment.

                 "Receivable" shall mean one of the retail installment sale contracts for, or retail loans evidenced by a note and secured by, one or more new or used medium or heavy duty trucks, buses or trailers transferred to the Purchaser pursuant to this Agreement and which are identified on the Schedule of Receivables.

                 "Receivable Balance" shall mean, with respect to any Receivable, as of an Accounting Date, the Initial Receivable Balance thereof minus the sum of the following amounts, in each case computed in accordance with the actuarial method: (i) that portion of all Scheduled Payments allocated to principal due on or after the Cutoff Date and on or prior to the Accounting Date, (ii) that portion of all Warranty Payments or Administrative Purchase Payments allocated to principal, (iii) that portion of all Prepayments allocated to principal, and (iv) that portion of the following received and allocated to principal by the Servicer: benefits of any lease assignments, proceeds from any Insurance Policies, Liquidation Proceeds, proceeds from any Dealer Liability, proceeds from any NITC Purchase Obligations and proceeds from any Guaranties.

                 "Receivable File" shall mean the documents listed in Section 2.2(b) of this Agreement pertaining to a particular Receivable.

                 "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

                 "Regulatory Change" shall mean any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the APA Banks) of or under any United States (federal, state or municipal) or foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                 "Related Security" shall mean, with respect to the
Receivables:

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

                 (i) the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto which are financed by NFC;

                 (ii) the benefits of any lease assignments with respect to the related Financed Vehicles;

                 (iii) any proceeds from any Insurance Policies with respect to the Receivables;

                 (iv) any proceeds from Dealer Liability with respect to the Receivables, proceeds from any NITC Purchase Obligations with respect to the Receivables (subject to the limitations set forth in Section 2.2(c)) and proceeds from any guaranties of Receivables;

                 (v)      the Purchase Agreement, the assignment pursuant to
         Section 2.01 of the Purchase Agreement with respect to the Receivables and the Custodian Agreement, including the right of the Transferor to cause NFC to perform its obligations thereunder (including the obligation to repurchase Receivables under certain circumstances);

                 (vi)     any Interest Rate Cap; and

                 (vii)    any proceeds described in clauses (i), (ii), (v) and
         (vi) above.

                 "Remaining Gross Balance" shall mean, with respect to any Receivable (other than a Liquidating Receivable) and as of an Accounting Date, the Initial Gross Receivable Balance thereof minus the sum of (i) the portion of all Actual Payments with respect to such Receivable, (ii) any Warranty Payment or Administrative Purchase Payment with respect to any such Receivable, (iii) any Prepayments applied to reduce the Initial Gross Receivable Balance of any such Receivable and (iv) proceeds from any Insurance Policies with respect to such Receivable, plus for any Receivable not classified by the Servicer as a "finance charge - included contract," the portion of the payments specified in the preceding clauses (i), (ii), (iii) or (iv) above allocable in accordance with the actuarial method to finance charges; provided, however, that the Remaining Gross Balance of any Receivable that has been designated a Liquidating Receivable during the related Monthly Period shall equal zero.

                 "Reserve Account" shall mean the account established pursuant to Section 2.8 hereof.

                 "Reserve Account Trigger Event" shall mean the occurrence, on any Settlement Date, of any of the events set forth in clauses (i), (ii) or (iii) of paragraph (a) of the definition of Specified Reserve Account Balance.

                 "S&P" shall mean Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, together with its successors.

                 "Scheduled Payment" shall mean a payment which (i) is in the amount required under the terms of a Receivable in effect as of the Cutoff Date, except, in the case of any Receivable secured by more than one Financed Vehicle, including any changes in the terms of such Receivable resulting from a Full Prepayment with respect to any Financed Vehicle related thereto, (ii) is payable by the Obligor and (iii) includes finance charges equivalent to the Annual Percentage Rate. When Scheduled Payment is used with reference to a Settlement Date, it means the payment which is due in the related Monthly Period; provided, however, that in the case of the first Settlement Date, the Scheduled Payment shall include all such payments due from the Obligor on or after the Cutoff Date through the end of the Monthly Period related to the first Settlement Date..

                 "Schedule of Receivables" shall mean the schedule of all Receivables transferred to the Purchaser, annexed to this Agreement, as it may be amended from time to time in accordance with this Agreement.

                 "Servicer" shall mean the Person executing this Agreement as the Servicer, or its successor in interest pursuant to Section 6.7 of this Agreement.

                 "Servicer Default" shall mean an event described in Section
6.5 of this Agreement.

                 "Servicing Transfer" shall have the meaning set forth in
Section 6.6(a) of this Agreement.

                 "Settlement Date" shall mean, with respect to a Monthly Period, the 18th day of the next succeeding calendar month or, if such 18th day is not a Business Day, the next succeeding Business Day, commencing November 18, 1998.

                 "Settlement Report" shall mean a report prepared by the Servicer in substantially the form of Exhibit B hereto.

                 "SPC Assignee" shall mean a special purpose company, other than the Purchaser, which (i) is administered by The Chase Manhattan Bank or any of its Affiliates and (ii) has activities generally similar to the Purchaser.

                 "Specified Additional Fee" shall mean, with respect to a Monthly Period, an additional fee payable to the Servicer for services rendered and obligations undertaken during such Monthly Period pursuant to the terms of this Agreement, which shall be equal to one-twelfth of .05% per annum multiplied by the Aggregate Receivables Balance as of the first day of such Monthly Period.

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

                 "Specified Reserve Account Balance" shall mean, with respect to any Settlement Date, the lesser of (i) the Aggregate Unpaids as of such Settlement Date, and (ii) the greater of:

                 (a) 5.25% of the Aggregate Receivables Balance as of the close of business on the last day of the related Monthly Period, except that if on any Settlement Date (i) the product (expressed as a percentage) of (A) twelve and (B) a fraction, the numerator of which is equal to the sum of the Aggregate Losses plus Liquidation Proceeds for each of the Monthly Periods which are the fifth, fourth and third Monthly Periods preceding the Monthly Period in which such Settlement Date occurs, minus the sum of the Liquidation Proceeds for the Monthly Periods which are the first, second and third Monthly Periods preceding the Monthly Period in which such Settlement Date occurs, and the denominator of which is the sum of the Remaining Gross Balances of all outstanding Receivables as of the last day of each of the sixth, fifth and fourth Monthly Periods preceding the Monthly Period in which such Settlement Date occurs, exceeds 1.5%, (ii) the average of the Delinquency Percentages for the preceding three months exceeds 2.0% or (iii) the average of the Portfolio Yields for the preceding three Monthly Periods shall be less than 1.0%, then the percentage of the Aggregate Receivables Balance referred to in this clause (a), shall be equal to 10.0%; and

                 (b)      2.0% of the Initial Aggregate Receivables Balance.

                 "Subsidiary" shall mean, for any Person, any corporation or other business organization 50% or more of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such Person or any such corporation or organization is a general partner.

                 "Supplemental Servicing Fee" shall mean all late fees, prepayment charges and other administrative fees and expenses or similar charges allowed by applicable law with respect to the Receivables, collected (from whatever source) on the Receivables during the applicable Monthly Period.

                 "Taxes" shall have the meaning specified in Section 8.2(a).

                 "Termination Date" shall mean the earliest to occur of (i) the occurrence of a Termination Event and the Funding Agent's delivery of a notice of termination pursuant to Section 7.2, and (ii) May 18, 2005, or such other date agreed to between the Purchaser, the APA Banks, the Funding Agent and Transferor.

                 "Termination Event" shall mean any event described in
Section 7.1.

                 "Total Available Amount" shall mean, with respect to a Settlement Date, the sum of the Available Amount and the amount transferred to the Collection Account from the Reserve Account pursuant to Section 2.6(b)(ii).

                 "Total Servicing Fee" shall mean the sum of the Basic Servicing Fee and any unpaid Basic Servicing Fees from all prior Settlement Dates.

                 "Tranche" shall mean a portion of the Net Investment allocated to a Tranche Period pursuant to Section 2.3.

                 "Tranche Period" shall mean, with respect to any portion of the Net Investment, a CP Tranche Period, Eurodollar Tranche Period, or a CBR Tranche Period, as applicable; provided that any CP Tranche Period may be terminated at the election of the Funding Agent upon the occurrence of a PARCO Wind-Down Event in which case the portions of the Net Investment allocated to such terminated CP Tranche Period shall be allocated to a new Tranche Period to be designated by the Funding Agent (but in no event to exceed five days) and shall accrue Discount at the applicable PARCO Corporate Base Rate until a Eurodollar Tranche may be arranged in accordance with
Section 2.3(a) hereof.

                 "Tranche Rate" shall mean, for any Tranche (i) prior to a PARCO Wind-Down Event, the CP Rate, and (ii) following the occurrence of a PARCO Wind-Down Event and prior to the occurrence of a Termination Event, the Eurodollar Rate.

                 "Tranche Selection Notice" shall mean a written notice provided by the Servicer to the Funding Agent pursuant to Section 2.3(a) in substantially the form of Exhibit A hereto.

                 "Transfer Price" shall mean $545,048,813.47, the amount actually paid by the Purchaser to the Transferor for the Receivables transferred hereunder.

                 "Transferor" shall mean Navistar Financial Retail Receivables Corporation, a Delaware corporation, and its successors and assigns.

                 "Transferred Interest" shall mean (x) on the Closing Date
(i) each and every Receivable identified on the Schedule of Receivables, (ii) all Related Security with respect to the Receivables, (iii) all monies paid thereon and due thereon on and after the Cutoff Date, and (iv) all Proceeds of the foregoing, and (y) following the Closing Date, the items set forth in clause (x) of this definition less any portion thereof distributed pursuant

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

to Section 2.4 or 2.6(c) or transferred to a Person other than the Funding Agent or the Owners in accordance with the express terms of this Agreement.

                 "Treasury Regulations" shall mean regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

                 "UCC" shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction.

                 "Uncertificated Security" shall mean, as of any date, has the meaning given to such term under the applicable UCC as in effect on such date.

                 "Upfront Fee" shall have the meaning specified in the Fee
Letter.

                 "Warranty Payment" shall mean, with respect to a Settlement Date and to a Warranty Receivable repurchased as of the related Accounting Date, the sum of (i) the sum of all remaining Scheduled Payments on such Warranty Receivable due after the Accounting Date, (ii) all past due Scheduled Payments with respect to which a Monthly Advance has not been made,
(iii) any reimbursement made pursuant to the last sentence of Section 5.7 of this Agreement with respect to such Warranty Receivable, and (iv) all Outstanding Monthly Advances made on such Warranty Receivable, minus (x) the rebate, calculated in accordance with the actuarial method, that would be payable to the Obligor on such Warranty Receivable were the Obligor to prepay such Receivable in full on such day and (y) any Liquidation Proceeds (to the extent applied to reduce the Receivable Balance of such Warranty Receivable) previously received with respect to such Warranty Receivable.

                 "Warranty Purchaser" shall mean either (i) the Transferor pursuant to Section 3.3 of this Agreement or (ii) NFC pursuant to Section
5.04 of the Purchase Agreement.

                 "Warranty Receivable" shall mean a Receivable which the Warranty Purchaser has become obligated to repurchase pursuant to Section 3.3 of this Agreement or Section 5.04 of the Purchase Agreement.

                 SECTION 1.2  Rules of Construction.  (a)   Accounting Terms.
As used in this Agreement or the Program Documents, accounting terms which are not defined, and accounting terms partly defined, herein or therein shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Agreement or the Program Documents are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Agreement or the Program Documents will control.

         (b) "Hereof," etc. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any Program Document will refer to this Agreement or such Program Document as a whole and not to any particular provision of this Agreement or such Program Document; and Section, Schedule and Exhibit references contained in this Agreement or any Program Document are references to Sections, Schedules and Exhibits in or to this Agreement or such Program Document unless otherwise specified. The word "or" is not exclusive.

         (c) Reference to Settlement Dates. With respect to any Settlement Date, the "related Monthly Period" will mean the Monthly Period immediately preceding such Settlement Date.

         (d) Number and Gender. Each defined term used in this Agreement or the Program Documents has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement or the Program Documents has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

         (e) Including. Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement or the Program Documents in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or exclusive listing of, the items within that classification.



                                  ARTICLE II

                           TRANSFERS AND SETTLEMENTS

                 SECTION 2.1 Facility. Upon the terms and subject to the conditions herein set forth, on the Closing Date the Transferor does hereby assign to the Purchaser the Transferred Interest in exchange for the Transfer Price. On the Closing Date, the Purchaser, acting through the Funding Agent, may, in its sole discretion, fund the Net Investment with the proceeds of the issuance of Commercial Paper, which funding shall continue at the applicable CP Rates prior to the occurrence of a PARCO Wind-Down Event; thereafter, until the Termination Date, the APA Banks shall maintain the Net Investment at the rates described herein.

                 The transfer of the Transferred Interest to the Purchaser by the Transferor on the Closing Date shall constitute an absolute assignment and sale by the Transferor, and a purchase and acquisition by the Purchaser, of the Transferred Interest.

                 SECTION 2.2 Transfers and Assignments; Custody of Receivables Files.

                 (a) Within two Business Days after the Closing Date, the Transferor shall cause to be deposited into the Collection Account all collections (from whatever source) on or with respect to solely the assets conveyed pursuant to this Section 2.1 received by the Transferor pursuant to
Section 5.07 of the Purchase Agreement. The Transferor and the Servicer intend to treat such transfer and assignment as a sale for accounting and tax purposes. Notwithstanding the foregoing, in the event a court of competent jurisdiction determines that such transfer and assignment did not constitute such a sale or that such beneficial interest is a part of the Transferor's estate, then (i) the Transferor shall be deemed to have granted to the Purchaser a first priority perfected security interest in all of the Transferor's right title and interest in, to and under the assets conveyed pursuant to this Section 2.1, and the Transferor hereby grants such security interest and (ii) the assets conveyed pursuant to this Section 2.1 shall be deemed to include all rights, powers and options (but none of the obligations, if any) of the Transferor under any agreement or instrument included in the assets conveyed pursuant to this Section 2.1, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Receivables included in the assets conveyed pursuant to this Section 2.1 and all other monies payable under the Receivables conveyed pursuant to this Section 2.1, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the Transferor or otherwise and generally to do and receive anything that the Transferor is or may be entitled to do or receive under or with respect to the assets conveyed pursuant to this Section 2.1. For purposes of such grant, this Agreement shall constitute a security agreement under the UCC.

                 (b) In connection with the sale, transfer and assignment of Receivables to the Transferor from NFC pursuant to the Purchase Agreement, the Transferor, simultaneously with the execution and delivery of this Agreement, shall enter into the Custodian Agreement with the Custodian, pursuant to which the Transferor shall revocably appoint the Custodian, and the Custodian shall accept such appointment, to act as the agent of the Transferor as Custodian of the following documents or instruments which shall be constructively delivered to the Purchaser, as of the Closing Date:

                          (i)     the fully executed original of the retail
note for each Receivable;

                          (ii)    documents evidencing or related to any
Insurance Policy;

                          (iii)   the original credit application of each
Obligor, fully executed by each such Obligor on NFC's customary form, or on a form approved by NFC, for such application;

                          (iv)    where permitted by law, the original
certificate of title (when received) and otherwise such documents, if any, that NFC keeps on file in accordance with its customary procedures indicating that the Financed Vehicle is owned by the Obligor and subject to the interest of NFC as first lienholder or secured party; and

                          (v)     any and all other documents that NFC keeps
on file in accordance with its customary procedures relating to the individual Receivable, Obligor or Financed Vehicle.

Pursuant to Section 2.1, the rights of the Transferor under the Custodian Agreement are being assigned to the Purchaser.

                 (c) The Purchaser does hereby accept all consideration conveyed by the Transferor pursuant to Section 2.1; provided, however, that the Purchaser acknowledges and agrees that (a) the rights pursuant to the NITC Purchase Obligations are personal to NFC, and only the proceeds of such rights are being assigned to the Purchaser pursuant to the terms hereof, (b) the Purchaser is not or is not intended to be a third-party beneficiary of such rights, and (c) accordingly such rights are not exercisable by, enforceable by or for the benefit of, or preserved for the benefit of, the Purchaser. The Purchaser hereby agrees and accepts the appointment and authorization of NFC as Servicer under Section 5.5.

                 SECTION 2.3  Selection of Tranche Periods and Tranche Rates.

                 (a) At all times hereafter, but prior to the Termination Date, the Servicer shall, subject to availability as described and the limitations described below, request Tranche Periods and allocate the Net Investment with respect to each selected Tranche Period so that the aggregate amounts allocated to outstanding Tranche Periods at all times shall equal the Net Investment. Notwithstanding the foregoing, prior to a PARCO Wind-Down Event, the applicable Tranche Rate shall be the applicable CP Rate; following a PARCO Wind-Down Event, the applicable Tranche Rate shall be, prior to the occurrence of a Termination Event, the applicable Eurodollar Rate (subject to the proviso of the definition of Tranche Period).

                 The Servicer shall, in the case of a Tranche Rate based on a CP Rate, one (1) Business Day, and in the case of a Tranche Rate based on a Eurodollar Rate, three (3) Business Days, prior to the allocation of a particular Tranche or Tranches and in the case of a Tranche Rate based on a Corporate Base Rate, on the day such Tranche is requested (or automatically allocated as provided in the proviso of the definition of Tranche Period), give the Funding Agent irrevocable written notice of such instructions in the form attached hereto as Exhibit A (each such notice, a "Tranche Selection

Notice"; provided, however, that (i) if no such notice is given when required, the Tranche Period shall be 30 days (or such lesser number of days as remain to the Termination Date), subject to the second proviso of the definition of Tranche Period, (ii) if each of the Purchaser and, if applicable, the related APA Bank (acting through the Funding Agent), determines, in its sole discretion, that the Tranche Period requested by the Servicer is unavailable or uneconomical, the Purchaser and, if applicable, the related APA Bank (acting through the Funding Agent) may select any other Tranche Period. After its receipt of any such Tranche Selection Notice, the Funding Agent shall promptly confirm to the Servicer the Tranche Rate(s), the Tranche Period(s) and the amount of the Net Investment allocated to each such Tranche. Each Tranche Period requested by the Servicer and approved by the Funding Agent shall end on a Business Day. In the case of any Tranche Period outstanding at the time of the Funding Agent's notice of termination of all outstanding Tranche Periods allocated to the Purchaser given pursuant to
Section 7.2, such Tranche Period shall end on the date of such notice.

                 (b) Upon the occurrence and continuation of a Termination Event, the Funding Agent may, in its sole discretion, at any time or from time to time, by written notice to the Servicer, declare any outstanding Tranche Period with respect to a Tranche to be terminated and allocate the amount of Net Investment allocated to the Tranche for such Tranche Period to one or more other Tranches and Tranche Periods as the Funding Agent (in its sole discretion) shall select. In the case of any Tranche Period scheduled to end after the Termination Date, such Tranche Period shall end instead on the Termination Date and, thereafter, all such Tranche Periods shall be a period selected by the Funding Agent, in its sole discretion. An Owner shall be entitled to indemnification from the Transferor and NFC in accordance with Article VIII in the event that a Tranche Period is ended before its scheduled final day due to the occurrence of a Termination Event.

                 (c) Notwithstanding any provision herein to the contrary, at all times on and after the Termination Date occurring for the reason set forth in clause (i) of the definition of such term (regardless of whether or not a PARCO Wind-Down Event shall have occurred), the Funding Agent, in its sole discretion, may declare the Tranche Rates applicable to the Net Investment to be equal to the Corporate Base Rate plus 1%.

                 SECTION 2.4 Discount and Other Costs and Expenses. The Transferor hereby agrees to pay to the Funding Agent, on behalf of the applicable Owner or Owners, as and when due in accordance with this Agreement, the Discount from Collections deposited in the Collection Account allocable to interest or Prepayment Surplus (and amounts withdrawn from the Reserve Account pursuant to Section 2.9). Discount based on the applicable Tranche Rate shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto. Discount accrued on each Tranche, together with any applicable Early Collection Fees, shall be payable on the last day of the applicable Tranche Period. If any amount hereunder shall be

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

payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day (unless the amount is payable in respect of a Tranche, the Tranche Rate of which is determined by reference to the applicable Eurodollar Rate, and the next succeeding Business Day is in the next Settlement Period, in which event the amount shall be payable on the next preceding Business Day). Discount shall be calculated for the actual days elapsed on the basis of a year of 360 days for all Tranche Periods other than those calculated by reference to the Corporate Base Rate, which shall be calculated on the basis of a 365- or 366-day year, as the case may be, for the related CBR Tranche Period. The obligation of the Transferor to pay the amounts set forth in this Section 2.4 shall be payable solely from Collections deposited in the Collection Account allocable to interest or Prepayment Surplus (and amounts withdrawn from the Reserve Account pursuant to Section 2.9).

                 SECTION 2.5  Protection of Ownership of the Purchaser.
(a) The Transferor or the Servicer or both shall execute and file such financing statements and cause to be executed and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Owner under this Agreement in the Transferred Interest. The Transferor or the Servicer or both shall deliver (or cause to be delivered) to the Funding Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. To the fullest extent permitted by applicable law, the Transferor hereby irrevocably grants to the Funding Agent, on behalf of the Owners, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Transferor, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Funding Agent deems necessary to protect or perfect the Transferred Interest.

                 (b) Neither the Transferor nor the Servicer shall change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-402(7) of the UCC, unless it shall have given the Funding Agent at least 60 days prior written notice thereof.

                 (c) Each of the Transferor and the Servicer shall give the Funding Agent at least 60 days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Servicer shall at all times maintain each office from which it services Receivables and its principal executive office within the United States of America.

                 (d) The Servicer shall maintain accounts and records as to each Receivable accurately and in sufficient detail to permit (i) the reader thereof to know at any time the status of such Receivable, including payments and recoveries made and payments owing

(and the nature of each) and extensions of any scheduled payments made not less than 45 days prior thereto, and (ii) reconciliation between payments or recoveries on (or with respect to) each Receivable and the amounts from time to time deposited in the Collection Account.

                 (e) The Servicer shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Transferred Interest to the Purchaser, the Servicer's master computer records (including any back-up archives created after the Closing Date) that refer to any Receivable indicate clearly that the Receivable is owned by the Owner. Indication of the Owner's ownership of a Receivable shall be deleted from or modified on the Servicer's computer systems when, and only when, the Receivable has been paid in full or repurchased by the Transferor or purchased by the Servicer.

                 (f) If at any time the Transferor or the Servicer proposes to sell, grant a security interest in, or otherwise transfer any interest in medium and heavy duty truck, bus and trailer receivables to any prospective purchaser, lender or other transferee, the Servicer shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they refer in any manner whatsoever to any Receivable, indicate clearly that such Receivable has been sold and is owned by the Owner unless such Receivable has been paid in full or repurchased by the Transferor or purchased by the Servicer.

                 (g) The Servicer shall permit the Funding Agent and its agents, at their own expense (unless (x) a Termination Event or a Potential Termination Event has occurred and is continuing or (y) a Reserve Account Trigger Event has occurred and is continuing, in which case, at the expense of the Servicer), during normal business hours on 48 hours prior notice to (i) inspect, audit and make copies of and abstracts from the Servicer's records regarding any Receivables then or previously included in the Transferred Interest and (ii) to visit the offices of the Servicer for the purpose of examining such records, internal controls and procedures maintained by the Servicer and discussing matters relating to the Receivables or the Servicer's performance hereunder and under the other Program Documents with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters. Nothing in this Section 2.5(g) shall affect the obligation of the Servicer to observe any applicable law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of this obligation shall not constitute a breach of this Section 2.5(g).

                 (h) The Servicer shall furnish to the Funding Agent at any time upon request a list of all Receivables then held as part of the Transferred Interest, identifying the Receivables Balance for each Receivable, together with a reconciliation of such list to the Schedule of Receivables and to each of the Settlement Reports furnished before such

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

request indicating removal of Receivables from the Transferred Interest. Upon request, the Servicer shall furnish a copy of any such list to the Transferor. The Servicer shall furnish to the Funding Agent such additional information concerning the Receivables as the Funding Agent reasonably requests.

                 (i) The Servicer shall deliver to the Funding Agent promptly after the execution and delivery of this Agreement and of each amendment thereto, an Opinion of Counsel either (a) stating that, in the opinion of such counsel, all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the interest of the Owner in the Receivables, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (b) stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interest.

                 SECTION 2.6  General Settlement Procedures.

                 (a) The Servicer shall remit to the Collection Account all Collections, including all Insurance Proceeds, all Liquidation Proceeds, proceeds from any Dealer Liability, proceeds from any NITC Purchase Obligations and proceeds from any Guaranties, within two Business Days after receipt thereof.

                 On or before each Determination Date, with respect to the preceding Monthly Period and the related Settlement Date, the Servicer shall calculate the Total Available Amount, Collected Interest, Collected Principal, the Total Servicing Fee, the Specified Additional Fee, the PARCO Program Fee, the Discount accrued during such Monthly Period in respect of all Tranches outstanding during such Monthly Period, the amount of Collected Interest previously applied to the payment of Discount pursuant to Section
2.4 and all other amounts required to determine the amounts to be deposited in or paid from each of the Collection Account and the Reserve Account on the next succeeding Settlement Date.

                 (b) On or before the day preceding each Settlement Date, the Servicer shall cause to be made (including, in the case of clause (ii), by instructing the Funding Agent in accordance with Section 2.9(a)) the following withdrawals, deposits, transfers and distributions in the amounts set forth in the Settlement Certificate for such Settlement Date:

                 (i) from the Collection Account to the Servicer, in immediately available funds, reimbursement of Outstanding Monthly Advances pursuant to Section 5.7, payments of Liquidation Expenses with respect to Receivables which became Liquidating Receivables during the related Monthly Period pursuant to Section 5.5(c) and any unpaid Liquidation Expenses from prior periods; and

                 (ii) from the Reserve Account to the Collection Account, the lesser of (A) the amount of cash or other immediately available

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

         funds therein on the day preceding such Settlement Date and (B) the amount, if any, by which (I) the sum of the Basic Servicing Fee with respect to the preceding Monthly Period, the unpaid Discount accrued during such Monthly Period in respect of all Tranches outstanding during such Monthly Period, the PARCO Program Fee with respect to such Monthly Period, the Specified Additional Fee with respect to such Monthly Period and the Principal Distributable Amount for such Settlement Date, exceeds (II) the Available Amount for such Settlement Date (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4).

                 (c) On each Settlement Date, the Servicer shall apply amounts on deposit in the Collection Account, as follows:

                 (i) first, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4), to set aside in the Collection Account an amount equal to the Discount accrued and unpaid during the related Monthly Period in respect of all Tranches outstanding during such Monthly Period,

                 (ii) second, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4 and the set aside described in clause (c)(i) above), to pay to the Funding Agent on behalf of PARCO, the PARCO Program Fee, if any, for the related Monthly Period,

                 (iii) third, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4, the set aside described in clause
         (c)(i) above and the distribution described in clause (c)(ii) above) to pay to the Servicer the Total Servicing Fee with respect to the related Monthly Period,

                 (iv) fourth, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4, the set aside described in clause
         (c)(i) above and distributions described in clauses (c)(ii) and (iii) above), to pay to the Funding Agent for distribution to the Owners, an amount equal to the Principal Distributable Amount for such Settlement Date to be used to reduce the Net Investment (or, to the extent the amount allocated pursuant to clause (iv) exceeds the principal of the Tranche(s) maturing on such Settlement Date, such excess to be held by the Funding Agent to pay down the Net Investment on the next day on which a Tranche matures),

                 (v) fifth, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4, the set aside described in clause

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

         (c)(i) above and distributions described in clauses (c)(ii), (iii) and (iv) above), to the Funding Agent on behalf of the applicable Owner amounts payable pursuant to Section 2.7,

                 (vi) sixth, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4, the set aside described in clause
         (c)(i) above and distributions described in clauses (c)(ii), (iii),
         (iv) and (v) above), to pay to the Servicer the Specified Additional Fee with respect to the related Monthly Period and, to the extent not previously paid, any unpaid Specified Additional Fee with respect to any prior Monthly Periods,

                 (vii) seventh, to the extent of the Total Available Amount (less any amounts thereof previously applied to the payment of Discount pursuant to Section 2.4, the set aside described in clause
         (c)(i) above and distributions described in clauses (c)(ii), (iii),
         (iv), (v) and (vi) above), to pay to the Funding Agent for distribution to the applicable Owners, any unpaid Early Collection Fees, and

                 (viii) eighth, to pay to the Transferor any remaining Total Available Amount; provided, however, that if on such Settlement Date the amount on deposit in the Reserve Account is less than the Specified Reserve Account Balance, the Servicer shall deposit into the Reserve Account the remaining Total Available Amount in an amount not to exceed the excess, if any, of the Specified Reserve Account Balance and the amount on deposit in the Reserve Account on such Settlement Date; and provided further, that (i) if a Termination Event shall have occurred, the Servicer shall pay to the Funding Agent for distribution to the applicable Owners, any amounts otherwise distributable to the Transferor on such Settlement Date, together with any amounts on deposit in the Reserve Account to be used to reduce the Net Investment and any other Aggregate Unpaids and
         (ii) if no Termination Event shall have occurred and if the Transferor so directs, the Servicer shall pay to the Funding Agent for distribution to the Owners any amounts otherwise distributable to the Transferor on such Settlement Date to be used to reduce the Net Investment and any other Aggregate Unpaids. Notwithstanding any of the foregoing, at such time as all Aggregate Unpaids have been reduced to zero, all Collections shall be paid to the Transferor.

                 (d) Any provision herein to the contrary notwithstanding, for so long as (i) NFC is the Servicer hereunder and (ii) no Termination Event has occurred and is continuing, the deposits into the Collection Account pursuant to Section 2.6(a) may be made net of the Total Servicing Fee and the Specified Additional Fee to be distributed to the Servicer pursuant to Sections 2.6(c)(iii) and (c)(vi), respectively (so long as Collected Interest not yet distributed is sufficient therefor).

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Nonetheless, the Servicer shall account for the Total Servicing Fee and the
Specified Additional Fee in the Settlement Report as if such amount was deposited into the Collection Account and/or transferred separately.

                 (e) All payments by or on behalf of the Obligor with respect to a Receivable (excluding Supplemental Servicing Fees and investment earnings on funds in the Collection Account and the Reserve Account, net of losses and investment expenses, during the applicable Monthly Period) shall be applied (i) first to reduce Outstanding Monthly Advances, if any, with respect to such Receivable, as described in Section 5.7, (ii) second, to the Scheduled Payment for such Monthly Period with respect to such Receivable, and (iii) third, the remainder shall constitute, with respect to such Receivable, a Full Prepayment or Partial Prepayment.

                 (f) A Partial Prepayment made on a Receivable is applied to reduce the final Scheduled Payment and will thereafter, to the extent the Partial Prepayment exceeds the final Scheduled Payment, reduce Scheduled Payments in reverse chronological order beginning with the penultimate Scheduled Payment. The Rebate related to such Partial Prepayment will reduce the final Scheduled Payment and will thereafter, to the extent the Rebate exceeds the final Scheduled Payment, reduce Scheduled Payments in reverse chronological order beginning with the penultimate Scheduled Payment.

                 SECTION 2.7 Payments and Computations, Etc. All amounts to be paid or deposited to the Funding Agent for the benefit of the Owners by the Transferor or the Servicer hereunder shall be paid or deposited in immediately available funds in Account Number 507-83-9463 entitled "The Chase Manhattan Bank, as Funding Agent f/b/o PARCO & the APA Banks, NFRRC Funding Account", and maintained at the offices of The Chase Manhattan Bank, New York, New York, until otherwise notified by the Funding Agent in accordance with the terms hereof, no later than 2:00 p.m. (New York time) on the day when due (or with respect to an intra-bank transfer to such account, the Funding Agent shall have received notice, no later than 1:30 p.m. (New York time) on the day when due, to make such transfer). The Transferor shall, to the extent permitted by law, pay to the Funding Agent, for the benefit of the applicable Owner, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 1% per annum plus the applicable Corporate Base Rate; provided that the obligation of the Transferor to pay such amounts shall be limited to amounts available therefor pursuant to
Section 2.6(c). Such interest shall be distributed by the Funding Agent to the applicable Owner. All computations of interest hereunder shall be made on the basis of a year of 360 days (365 or 366 days, as applicable, for a CBR Tranche Period) for the actual number of days (including the first but excluding the last day) elapsed. Any payment to be made to the Owner hereunder shall be made to the Funding Agent on behalf of such Owner as described above, and such payment shall conclusively satisfy the Transferor's or Servicer's payment duties hereunder.

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                 SECTION 2.8  Reserve Account.

                 (a) The Servicer shall cause to be established and maintained in the name of the Funding Agent, for the benefit of the Owners, the Reserve Account. The Reserve Account and any Eligible Investments on deposit in the Reserve Account shall be subject to the exclusive custody and control of the Funding Agent and the Funding Agent shall have sole signature authority with respect thereto. The Reserve Account will be an Eligible Account and will bear a designation to clearly indicate that the funds deposited therein are held for the benefit of the Owners. If the Reserve Account ceases to be an Eligible Account, the Servicer shall, within ten days of receipt of notice of such change in eligibility, transfer the Reserve Account to an account meeting the requirements of an Eligible Account. On the Closing Date, the Transferor shall deposit the Initial Reserve Account Deposit into the Reserve Account. The Servicer shall determine the Specified Reserve Account Balance for each Settlement Date.

                 (b) The Servicer may invest the funds, if any, in the Reserve Account in Eligible Investments, held in the name of the Funding Agent for the benefit of the Owners, which shall mature such that (x) funds will be available in the Reserve Account on each Business Day in an amount at least equal to the Discount payable by the Transferor on such Business Day and (y) all funds on deposit in the Reserve Account will be available on each Settlement Date. Any income or other gain from such Eligible Investments shall be retained in the Reserve Account to the extent the amount on deposit in the Reserve Account is less than the Specified Reserve Account Balance and the excess, if any, shall be paid on each Settlement Date to the Transferor.

                 (c) On each Settlement Date, the Servicer shall make any deposit of funds into the Reserve Account required pursuant to Section 2.6(c)(viii), and shall make such monthly deposit until the Specified Reserve Account Balance is satisfied.

                 SECTION 2.9  Withdrawals from Reserve Account.

                 (a) If, on the last day of any Tranche Period, the amount of Collections on deposit in the Collection Account allocable to interest or Prepayment Surplus is insufficient to pay the amount of accrued and unpaid Discount on such day, the Servicer shall instruct the Funding Agent to, and the Funding Agent shall, withdraw from the Reserve Account and deposit into the Collection Account the lesser of the amount on deposit therein and the amount of such insufficiency. The Servicer shall instruct the Funding Agent to make, and the Funding Agent shall make, the withdrawals from the Reserve Account required pursuant to Section 2.6(b). On each Settlement Date, to the extent that the funds in the Reserve Account exceed the Specified Reserve Account Balance and so long as no Termination Event shall have occurred and be continuing, the Servicer may, by instructing the Funding Agent, withdraw the amount of such excess from the Reserve Account and distribute the same to the Transferor. Upon the occurrence of a Termination Event, the Servicer shall instruct the Funding Agent to withdraw,

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

and the Funding Agent shall withdraw, all amounts on deposit in the Reserve Account for application in accordance with Section 2.6(c). To the extent that any funds remain in the Reserve Account after the Aggregate Unpaids have been reduced to zero, such funds shall be withdrawn and distributed to, or as directed by, the Transferor. Each Settlement Report shall specify the amount, if any, which is scheduled to be withdrawn from the Reserve Account and distributed to the Transferor on the next succeeding Settlement Date.

                 (b) If the Servicer, pursuant to Section 5.7, determines on any Settlement Date that it is required to make a Monthly Advance and does not do so from its own funds, the Servicer shall instruct the Funding Agent to withdraw, and the Funding Agent shall withdraw, funds from the Reserve Account and deposit them in the Collection Account to cover any shortfall. Such payment shall be deemed to have been made by the Servicer pursuant to
Section 2.6 for purposes of making distributions pursuant to this Agreement, but shall not otherwise satisfy the Servicer's obligation to deliver the amount of the Monthly Advances to the Collection Account, and the Servicer shall within two Business Days replace any funds in the Reserve Account so used. The Servicer shall not be entitled to reimbursement for any such deemed Monthly Advances unless and until the Servicer shall have replaced such funds in the Reserve Account.

                 SECTION 2.10 Reports. Not later than 10:00 a.m. (Chicago, Illinois time) on each Determination Date, the Servicer shall deliver to the Funding Agent a Settlement Report with respect to the immediately preceding Monthly Period executed by the President or any Vice President of the Servicer containing all information necessary to each such party for making the calculations, withdrawals, deposits, transfers and distributions required by Sections 2.6 and 2.8. Receivables to be purchased by the Servicer under Sections 3.3 and 5.5 hereof or Section 5.04 of the Purchase Agreement as of the last day of any Monthly Period shall be identified by Receivable number (as set forth in the Schedule of Receivables). The Transferor shall, or cause the Servicer to, furnish to the Funding Agent at any time and from time to time, such other or further information in respect of the Receivables as the Funding Agent may reasonably request.

                 SECTION 2.11 Fees. The Transferor shall pay the Upfront Fee set forth in the Fee Letter on the Closing Date. In addition, the Transferor shall pay the PARCO Program Fee to the Funding Agent, for the benefit of PARCO, to the extent of funds available therefor pursuant to
Section 2.6, (i) on each Settlement Date prior to the APA Bank Purchase Date and (ii) on the Settlement Date immediately succeeding the APA Bank Purchase Date.







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                 SECTION 2.12  Optional Purchase.

                 On the last day of any Monthly Period as of which the Aggregate Receivables Balance is 10% or less of the Initial Aggregate Receivables Balance, the Servicer shall have the option to purchase the Transferred Interest. If the Servicer's long term unsecured debt rating from Moody's is equal to or higher than Baa3 at the time that it seeks to exercise such option, then to exercise such option, the Servicer shall deposit in the Collection Account an amount equal to the aggregate Administrative Purchase Payments for the Receivables (including Liquidating Receivables), plus the appraised value of any such other Transferred Interest (less the Liquidation Expenses to be incurred in connection with the recovery thereof), such value to be determined by an appraiser mutually agreed upon by the Servicer and the Funding Agent. If the Servicer's long term unsecured debt rating from Moody's is less than Baa3 at the time that it seeks to exercise such option, then to exercise such option, the Servicer shall deposit in the Collection Account an amount equal to the appraised value of the Receivables (including Liquidating Receivables), plus the appraised value of any such other Transferred Interest (less the Liquidation Expenses to be incurred in connection with the recovery thereof), such values to be determined by an appraiser mutually agreed upon by the Servicer and the Funding Agent; provided, that such amount (when added to any funds then on deposit in the Reserve Account and the Collection Account) must be at least equal to the Aggregate Unpaids. The foregoing amounts (the "Repurchase Amount") shall be paid by the Servicer to the Funding Agent for distribution to the Owner in accordance with Section 2.6 (as if a Termination Event had occurred hereunder).

                 SECTION 2.13 Illegality. (a) Notwithstanding any other provision herein, if, after the Effective Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), shall make it unlawful for any APA Bank to acquire or maintain a Eurodollar Tranche at the Eurodollar Rate as contemplated by this Agreement, (i) such APA Bank shall, within forty-five (45) days after receiving actual knowledge thereof, deliver a certificate to the Servicer and the Transferor (with a copy to the Funding Agent) setting forth the basis for such illegality, (ii) the commitment of such APA Bank hereunder to make a portion of a Eurodollar Tranche, continue any portion of a Eurodollar Tranche as such and convert a CBR Tranche to a Eurodollar Tranche shall forthwith be canceled, and such cancellation shall remain in effect so long as the circumstance described above exists, and (iii) such APA Bank's portion of any Eurodollar Tranche then outstanding shall be converted automatically to a CBR Tranche on the last day of the related Tranche Period, or within such earlier period as required by law.

                 If any such conversion of a portion of a Eurodollar Tranche occurs on a day which is not the last day of the related Tranche Period, the Servicer shall pay to such APA Bank such amounts, if any, as may be required to compensate such APA Bank. If circumstances subsequently change so that it is no longer unlawful for an affected APA Bank to acquire or to maintain a portion of a Eurodollar Tranche as contemplated hereunder, such APA Bank will, as soon as reasonably practicable after such APA Bank knows of such change in circumstances, notify the Servicer, the Transferor and the Funding Agent, and upon receipt of such notice, the obligations of such APA Bank to acquire or maintain its acquisition of portions of Eurodollar Tranches or to convert its portion of a CBR Tranche into portions of Eurodollar Tranches shall be reinstated.

                 (b) Each APA Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(a) with respect to such APA Bank, it will, if requested by the Transferor or the Servicer and to the extent permitted by law or by the relevant Official Body, endeavor in good faith to change the office at which it books its portions of Eurodollar Tranches hereunder if such change would make it lawful for such APA Bank to continue to acquire or to maintain its acquisition of portions of Eurodollar Tranches hereunder; provided, however, that such change may be made in such manner that such APA Bank, in its sole determination, suffers no unreimbursed cost or expense or any other disadvantage whatsoever.

                 SECTION 2.14 Broken Funding. In the event of (a) the payment of any principal of any Eurodollar Tranche other than on the last day of the Tranche Period applicable thereto (including as a result of the occurrence of the Termination Date or an optional prepayment of a Eurodollar Tranche), (b) the conversion of any Eurodollar Tranche other than on the last day of the related Tranche Period, or (c) any failure to borrow, convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto, then, in any such event, the Servicer shall compensate the APA Banks for the loss, cost and expense attributable to such event. Such loss, cost or expense to any APA Bank shall be deemed to include an amount determined by such APA Bank to be the excess, if any, of (i) the amount of the Discount which would have accrued on the principal amount of such Eurodollar Tranche had such event not occurred, at the Eurodollar Rate that would have been applicable to such Eurodollar Tranche, for the period from the date of such event to the last day of the Tranche Period (or, in the case of a failure to borrow, convert or continue, for the period that would have been the related Tranche Period), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such APA Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market. Within forty-five (45) days after any APA Bank hereunder receives actual knowledge of any of the events specified in this Section 2.14, a certificate of such APA Bank setting forth any amount or amounts (calculated in such reasonable detail as the Servicer may request) that such APA Bank entitled to receive pursuant to this Section

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

2.14 and the reason(s) therefor shall be delivered to the Servicer and the Transferor (with a copy to the Funding Agent). The Servicer shall pay each such APA Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

                 SECTION 2.15 Inability to Determine Eurodollar Rate. If, prior to the first day of any Tranche Period with respect to a Eurodollar Tranche the Funding Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Transferor) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Tranche Period, then, in such event, the Funding Agent shall give telecopy or telephonic notice thereof (confirmed in writing) to the Transferor as soon as practicable thereafter (but, in any event, within forty-five (45) days after such determination). Until such notice has been withdrawn by the Funding Agent, no further Eurodollar Tranches shall be made. The Funding Agent agrees to withdraw any such notice as soon as reasonably practicable after the Funding Agent is notified of a change in circumstances which makes such notice inapplicable.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                 SECTION 3.1 Representations and Warranties of the Transferor and Servicer.

                 (a) Representations and Warranties as to each Party. Each of the Transferor and the Servicer (for purposes of this Section 3.1, each a "Party") severally represents and warrants to, and agrees with, the Purchaser, the APA Banks and the Funding Agent on and as of the Closing Date as follows:

                 (i) Organization and Good Standing. Such Party has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right (A) in the case of the Transferor, to acquire and own the Receivables and (B) in the case of the Servicer, to service the Receivables as provided in this Agreement;

                 (ii) Due Qualification. Such Party is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including, in the case of the Servicer, the servicing of

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

         the Receivables as required by this Agreement) requires or shall require such qualification;

                 (iii) Power and Authority. Such Party has the power and authority to execute and deliver this Agreement, the Purchase Agreement, and the other Program Documents to which it is a party to carry out the respective terms of such agreements, and the execution, delivery and performance by such Party of this Agreement, the Purchase Agreement, and the other Program Documents to which it is a party have been duly authorized by such Party by all necessary corporate action;

                 (iv) Binding Obligations. This Agreement, the Purchase Agreement, and the other Program Documents to which it is a party shall constitute a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

                 (v) No Violation. The consummation by such Party of this Agreement, the Purchase Agreement and the other Program Documents to which it is a party and the fulfillment of the terms of such agreements by such Party shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of such Party, or any indenture, agreement or other instrument to which such Party is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than this Agreement, or violate any law or, to such Party's knowledge, any order, rule or regulation applicable to such Party of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over such Party or any of its properties;

                 (vi) No Proceedings. There are no proceedings or, to such Party's knowledge, investigations pending or, to such Party's knowledge, threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over such Party or its properties (i) asserting the invalidity of this Agreement, the Purchase Agreement or the other Program Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the Purchase Agreement or the other Program Documents, or (iii) seeking any determination or ruling that might

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         materially and adversely affect the performance by such Party of its obligations under, or the validity or enforceability of, this Agreement, the Purchase Agreement or the other Program Documents;

                 (vii) Use of Proceeds. No proceeds of the Transfer Price will be used for a purpose which violates, or would be inconsistent with Regulation T, U or X promulgated by the Bank of Governors of the Federal Reserve System from time to time;

                 (viii) No Termination Event. No Termination Event or Potential Termination Event has occurred on or before the Closing Date;

                 (ix) Investment Company. Such Party is not an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended; and

                 (x) No Servicer Default. No Servicer Default has occurred on or before the Closing Date.

                 (b) Representations and Warranties of the Transferor Only. The Transferor represents and warrants to, and agrees with, the Purchaser, the APA Banks and the Funding Agent on and as of the Closing Date as follows:

                 (i) Good Title. No Receivable has been sold, transferred, assigned or pledged by the Transferor to any Person other than the Purchaser; immediately prior to the conveyance of the Receivables pursuant to this Agreement the Transferor had good and marketable title thereto, free of any Lien (except for any Lien which may have existed in accessions to the Financed Vehicles not financed by NFC); and, upon execution and delivery of this Agreement by the Transferor, the Purchaser shall have all of the right, title and interest of the Transferor in, to and under the Transferred Interest transferred thereby free of any Lien (except for any Lien which may exist in accessions to the Financed Vehicles not financed by NFC);

                 (ii) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give the Owners a first priority perfected security or ownership interest in the Transferred Interest(to the extent it constitutes Code Collateral) shall have been made, and the Receivables constitute Code Collateral; and

                 (iii) Valid Sale. This Agreement constitutes a valid sale, transfer and assignment of the Transferred Interest transferred thereby, enforceable against creditors of and purchasers from the Transferor.

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                 (c)      Representations and Warranties of the Servicer Only.
The Servicer represents and warrants to, and agrees with, the Purchaser, the APA Banks and the Funding Agent on and as of the Closing Date as follows:

                 (i) Liquidation Expenses. The amounts defined as "Liquidation Expenses" are a reasonable estimate of such expenses, reasonably related to the Servicer's experience for such expenses in servicing comparable medium and heavy duty truck, bus and trailer Receivables; and

                 (ii) Purchase Agreement Representations. The representations and warranties in Sections 3.01 and 3.02 of the Purchase Agreement are true as of the Closing Date.

                 SECTION 3.2 Representations and Warranties as to the Receivables. Pursuant to Section 2.1, the Transferor assigns to the Purchaser all of its right, title and interest in, to and under the Purchase Agreement. Such assigned right, title and interest includes the representations and warranties of NFC made to the Transferor pursuant to
Section 3.1 of the Purchase Agreement. The Transferor hereby represents and warrants to the Owners that the Transferor has taken no action which would cause such representations and warranties to be false in any material respect as of the Closing Date. The Transferor further acknowledges that each Owner relies on the representations and warranties of the Transferor under this Agreement and of NFC under the Purchase Agreement in accepting the Receivables. The foregoing representation and warranty speaks as of the Closing Date, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser.

                 SECTION 3.3 Repurchase of Receivables Upon Breach of Warranty. Upon discovery by the Transferor, the Servicer or an Owner of a breach of any of the representations and warranties in Section 3.01 of the Purchase Agreement (and, with respect to subsection 3.01(j) of the Purchase Agreement, irrespective of any limitation regarding knowledge of NFC) or in
Article III of this Agreement that materially and adversely affects the interests of an Owner in any Receivable, the party discovering such breach shall give prompt written notice thereof to the others. As of the second Accounting Date following its discovery or its receipt of notice of breach (or, at the Transferor's election, the first Accounting Date following such discovery), unless such breach shall have been cured in all material respects, in the event of a breach of the representations and warranties made by the Transferor in Article III, the Transferor shall repurchase such Receivable from the Owner on the related Settlement Date. An Owner shall have no affirmative duty to conduct any investigation as to the occurrence of any event requiring the repurchase of any Receivable pursuant to this
Section 3.3.

                 The repurchase price to be paid by any Warranty Purchaser shall be an amount equal to the Warranty Payment. It is understood and

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agreed that the obligation of the Warranty Purchaser to repurchase any
Receivable as to which a breach has occurred and is continuing shall, if such repurchase obligations are fulfilled, constitute the sole remedy against the Transferor, the Servicer or NFC for such breach available to any Person. The Servicer acknowledges its obligations to repurchase Administrative Receivables from the Purchaser pursuant to Section 5.4 hereof and to repurchase Warranty Receivables pursuant to Section 5.04 of the Purchase Agreement.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

                 SECTION 4.1 Conditions to Effectiveness of this Agreement. This Agreement shall become effective on the first day on which the Funding Agent, on behalf of the Purchaser and the APA Banks, shall have received the following documents and instruments, all of which shall be in form and substance acceptable to the Funding Agent (such day, the "Effective Date"):

                 (a) A Certificate of the Secretary of each of the Transferor and NFC in such form as the Funding Agent may reasonably request.

                 (b) An incumbency and authorization certificate of each of the Transferor and NFC in such form as the Funding Agent may reasonably request.

                 (c) Executed copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof naming the Transferor as the transferor (debtor) of the Receivables and the Funding Agent as transferee (secured party) or other similar instruments or documents as may be necessary or in the opinion of the Funding Agent desirable under the UCC or any comparable law to perfect the Owners' interest in the Transferred Interest.

                 (d) Executed copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof, naming NFC as the transferor (debtor) of the Receivables and the Transferor as transferee (secured party) or other similar instruments or documents as may be necessary or in the opinion of the Funding Agent desirable under the UCC or other comparable law to perfect the Transferor's interest in the Receivables.

                 (e) Executed copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Security previously granted by the Transferor.

                 (f) Certified copies of request for information or copies (Form UCC-11) (or a similar search report certified by parties

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

acceptable to the Funding Agent) dated a date reasonably near the date hereof listing all effective financing statements which name the Transferor or NFC (under its present name or any previous name) as transferor or debtor and which are filed in jurisdictions in which the filings were made pursuant to item (c) or (d) above together with copies of such financing statements (none of which shall cover any Receivables or Related Security).

                 (g) Favorable opinions of Kirkland & Ellis, special counsel for the Transferor and NFC, addressed to the Transferor, NFC, the Purchaser, the APA Banks and the Funding Agent as to true sale, substantive consolidation, perfection and tax matters, in form and substance reasonably acceptable to the Funding Agent.

                 (h) A favorable opinion of William W. Jones, General Counsel for the Transferor and NFC, addressed to the Purchaser, the APA Banks and the Funding Agent, as to such matters as the Funding Agent may reasonably request.

                 (i) The Tranche Selection Notice for the initial Transfer hereunder.

                 (j) An executed copy of the Custodian Agreement and the Purchase Agreement, including the Schedule of Receivables.

                 (k) An executed copy of the Fee Letter, together with receipt of the upfront fee referred to therein.

                 (l)      A copy of each executed Interest Rate Cap.

                 (m) Evidence of the establishment of the Collection Account and the Reserve Account and the deposit into the Reserve Account of the Initial Reserve Account Deposit.

                 (n) Such other documents as the Funding Agent may reasonably request.


                                   ARTICLE V

                                   COVENANTS

                 SECTION 5.1 Covenants of the Transferor. At all times from the date hereof to the date on which the Aggregate Unpaids shall be equal to zero, unless the Funding Agent shall otherwise consent in writing:

                 (a) Financial Reporting. The Transferor will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Funding Agent:

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

                 (i) Annual Reporting. Within 120 days after the close of each fiscal year of NFC, an unqualified audit report certified by independent certified public accountants, acceptable to the Funding Agent, prepared in accordance with GAAP on a consolidated basis for NFC and its Subsidiaries, including balance sheets as of the end of such period and related statements of operations, shareholder's equity and cash flows.

                 (ii) Compliance Certificate. Together with the annual report required above, a compliance certificate in substantially the form of Exhibit C hereto signed by the chief accounting officer or treasurer of the Transferor and the Servicer stating that no Termination Event, Potential Termination Event or Servicer Default exists, or if any Termination Event, Potential Termination Event or Servicer Default exists, stating the nature and status thereof.

                 (iii) Notice of Termination Events, Potential Termination Events or Servicer Defaults. As soon as possible, and in any event within five (5) days after a responsible officer of the Transferor obtains knowledge of the occurrence of each Termination Event, Potential Termination Event or Servicer Default, a statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such Termination Event or Potential Termination Event or Servicer Default, and the action which the Transferor proposes to take with respect thereto.

                 (iv) Other Information. Such other information (including non-financial information) as the Funding Agent may from time to time reasonably request.

                 (b) Conduct of Business. The Transferor will do all things necessary to remain duly incorporated, validly existing and in good standing as a Delaware corporation and will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority.

                 (c) Compliance with Laws. The Transferor will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and which are applicable to the Receivables.

                 (d) Taxes. The Transferor will do nothing to materially impair the rights, title and interest of any Owner in and to the Transferred Interest and will pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

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

                 (e) Enforcement. The Transferor shall take all action necessary and appropriate to enforce its rights and claims under the Purchase Agreement. The Transferor will not permit to become effective any amendment, supplement, waiver or other modification to the Purchase Agreement without the prior written consent of the Funding Agent.

                 (f) No Other Business. The Transferor shall engage in no business other than the business contemplated under its Certificate of Incorporation, as amended or restated.

                 (g) Compliance with Certificate of Incorporation. The Transferor shall comply in all material respects with the terms of its Restated Certificate of Incorporation.

                 (h) Interest Rate Caps. If the long-term unsecured credit rating of any Interest Rate Cap Provider falls below "A2" from Moody's or "A" from S&P, the Transferor shall obtain a substitute Interest Rate Cap from an Eligible Interest Rate Cap Provider within ten Business Days of such decline in credit rate unless such Interest Rate Cap Provider provides some form of collateral for its obligations under its Interest Rate Cap acceptable to the Funding Agent. The Transferor will not permit any Interest Rate Cap to be terminated or transferred in whole or in part unless (i) a replacement Interest Rate Cap therefor has been provided as described in the immediately preceding sentence or (ii) with the prior written consent of the Funding Agent, the Transferor terminates such Interest Rate Cap in part and, after giving effect to such partial termination, the notional amount of such Interest Rate Cap equals or exceeds the Aggregate Receivables Balance and, on each Settlement Date thereafter, will be at least equal to the projected Aggregate Receivables Balance as of the related Accounting Date (assuming all remaining Scheduled Payments are made as required and no Prepayments are made).

                 SECTION 5.2 Negative Covenants of the Transferor. During the term of this Agreement, until the Aggregate Unpaids shall be equal to zero, unless the Funding Agent shall otherwise consent in writing:

                 (a) Transfers, Liens, Etc. Except for the Lien of an Owner created by this Agreement, the Transferor shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (including, without limitation, the filing of any financing statement but excluding any Lien securing obligations of the Funding Agent or any Owner) upon or with respect to any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereto.

                 (b) Capital Stock. The Transferor shall not issue any capital stock except to NFC or create any Subsidiary. The Transferor shall

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not pay any dividends to NFC if such payment would be prohibited under the
General Corporation Law of the State of Delaware.

                 (c) Sale Treatment. The Transferor will treat the transactions contemplated hereby as a sale for accounting and tax purposes.

                 (d) Amendments to Certificate of Incorporation. The Transferor shall not, without the prior written consent of the Funding Agent, amend, alter, change or repeal Articles Third, Fourth, Fifth, Twelfth or Fourteenth of its Restated Certificate of Incorporation.

                 (e) Merger or Consolidation of, or Assumption of the Obligations of, Transferor. Any corporation (i) into which the Transferor may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Transferor shall be a party, (iii) succeeding to the business of the Transferor, or (iv) more than 50% of the voting stock of which is owned directly or indirectly by NIC, which corporation in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Transferor under this Agreement, shall be the successor to the Transferor under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this
Agreement.   The Transferor shall provide 10 days' prior notice of any
merger, consolidation or succession pursuant to this Section 5.2(e) to the Funding Agent.

                 SECTION 5.3 Covenants of the Servicer. At all times from the date hereof to the date on which the Aggregate Unpaids shall be equal to zero, unless the Funding Agent shall otherwise consent in writing:

                 (a) Notice of Termination Events, Potential Termination Events or Servicer Defaults. As soon as possible, and in any event within five (5) days after the Servicer obtains knowledge of the occurrence of each Termination Event, Potential Termination Event or Servicer Default, the Servicer will furnish to the Funding Agent a statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of such Termination Event or Potential Termination Event or Servicer Default, and the action which the Servicer proposes to take with respect thereto.

                 (b) Conduct of Business. The Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority.

                 (c) Transfers, Liens, Etc. Except for the Lien in favor of an Owner created by this Agreement, the Servicer shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (including, without limitation, the filing of any financing statement) upon or with respect to any Receivable, Related Security

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

or Collections, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereto.

                 (d) Liens in Force. Except as contemplated in this Agreement, the Servicer shall not release in whole or in part any Financed Vehicle from the security interest securing the Receivable;

                 (e) No Impairment. The Servicer shall do nothing to impair the rights of NFRRC or any Owner in and to the Receivables; and

                 (f) No Modifications. The Servicer shall not amend or otherwise modify any Receivable such that the Initial Receivable Balance, the Annual Percentage Rate or the total number of Scheduled Payments is altered or such that the final scheduled payment on such Receivable will be due later than April 30, 2005.


                 SECTION 5.4 Purchase of Receivables Upon Breach of Covenant. Upon discovery by any of the Transferor, the Servicer, the Funding Agent or any Owner of a breach of any of the covenants set forth in Sections 5.5(e) and 5.3(d), (e) or (f), the party discovering such breach shall give prompt written notice thereof to the others. As of the second Accounting Date following its discovery or receipt of notice of such breach (or, at the Servicer's election, the first Accounting Date so following), the Servicer shall, unless it shall have cured such breach in all material respects, purchase from the Owners any Receivable materially and adversely affected by such breach and, on the related Settlement Date, the Servicer shall pay the Administrative Purchase Payment. It is understood and agreed that the obligation of the Servicer to purchase any Receivable with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Servicer for such breach available to the Transferor, the Funding Agent or any Owner.

                 SECTION 5.5  Administration and Servicing of the Receivables

                 (a) Duties of the Servicer. The Servicer is hereby appointed and authorized to act as agent for the Owners and in such capacity shall manage, service, administer and make collections on the Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable medium and heavy duty truck, bus and trailer receivables that it services for itself or others. The Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer with respect to the Receivables set forth herein. The Servicer's duties shall include collection and posting of all payments, responding to inquiries of Obligors on the Receivables, investigating delinquencies, sending payment coupons to Obligors, reporting tax information to Obligors, policing the collateral, accounting for collections and furnishing monthly and annual statements to the Owners with

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respect to distributions, generating federal income tax information and performing the other duties specified herein. Subject to the provisions of
Section 5.5(b), the Servicer shall follow its customary standards, policies and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable.

                 Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered by the Owners, pursuant to this
Section 5.5(a), to execute and deliver, on behalf of the Owners, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and the Financed Vehicles. The Servicer is hereby authorized to commence in the name of the Owners or, to the extent necessary, in its own name, a legal proceeding to enforce a Liquidating Receivable as contemplated by Section 5.5(c), to enforce all obligations of NFC and NFRRC, in its capacity as the Transferor or otherwise, under each of the Purchase Agreement and this Agreement or to commence or participate in a legal proceeding (including a bankruptcy proceeding) relating to or involving a Receivable or a Liquidating Receivable. If the Servicer commences or participates in such a legal proceeding in its own name, the Owners shall thereupon be deemed to have automatically assigned such Receivable to the Servicer for purposes of commencing or participating in any such proceeding as a party or claimant, the Servicer is hereby authorized and empowered by the Owners to execute and deliver in the Servicer's name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. Each Owner, upon the written request of the Servicer, shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the Purchase Agreement. Except to the extent required by the preceding two sentences, the authority and rights granted to the Servicer in this Section 5.5(a) shall be nonexclusive and shall not be construed to be in derogation of the retention by the Owners of equivalent authority and rights.

                 (b) Collection of Receivables Payments. The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection practices, policies and procedures as it follows with respect to comparable medium and heavy duty truck, bus and trailer receivables that it services for itself or others. Except as provided in Section 5.3(f), the Servicer is hereby authorized to grant extensions, rebates or adjustments on a Receivable without the prior consent of the Funding Agent or the Owners and to rewrite, in its ordinary course of business, a Receivable to reflect the Full Prepayment of a Receivable with respect to any Financed Vehicle without the prior consent of the Funding Agent or the Owners. The Servicer is authorized in its discretion to waive

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any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing the Receivables.

                 (c) Realization Upon Liquidating Receivables. The Servicer shall use reasonable efforts, consistent with its customary servicing procedures, to repossess or otherwise comparably convert the ownership of each Financed Vehicle that it has reasonably determined should be repossessed or otherwise converted following a default under the Receivable secured by each such Financed Vehicle. The Servicer is authorized to follow such practices, policies and procedures as it shall deem necessary or advisable and as shall be customary and usual in its servicing of medium and heavy duty truck, bus and trailer receivables that it services for itself or others, which practices, policies and procedures may include reasonable efforts to realize upon or obtain benefits of any lease assignments, proceeds from any Dealer Liability, proceeds from any NITC Purchase Obligations, proceeds from any Insurance Policies and proceeds from any Guaranties, in each case with respect to the Receivables, selling the related Financed Vehicle or Financed Vehicles at public or private sale or sales and other actions by the Servicer in order to realize upon such a Receivable. The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Receivable by an amount greater than the amount of such expenses. The Servicer shall be entitled to receive Liquidation Expenses with respect to each Liquidating Receivable at such time as the Receivable becomes a Liquidating Receivable in accordance with subsection 2.6(b). Following the occurrence and continuation of a Servicer Default, a Potential Termination Event or a Termination Event, the Funding Agent may, but shall have no obligation to, take any action or commence any proceeding Receivable, any such action or commencement of proceeding to be at the sole expense of the Servicer. At such time as the Servicer or the Transferor, as the case may be, has any obligation to pursue the collection of Receivables and the Funding Agent or an Owner possesses any documents necessary therefor, the Funding Agent or such Owner, as the case may be, agrees to furnish such documents to the Servicer or the Transferor, as the case may be, to the extent and for the period necessary for the Servicer or the Transferor, as the case may be, to comply with its obligations hereunder.

                 (d) Maintenance of Insurance Policies. The Servicer shall, in accordance with its customary servicing procedures, require that each Obligor shall have obtained physical damage insurance covering each Financed Vehicle as of the execution of the related Receivable, unless the Servicer has in accordance with its customary procedures permitted an Obligor to self-insure the Financed Vehicle or Financed Vehicles securing such Receivable. The Servicer shall, in accordance with its customary servicing procedures, monitor such physical damage insurance with respect to each Financed Vehicle that secures each Receivable.

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

                 (e) Maintenance of Security Interests in Vehicles. The Servicer shall, in accordance with its customary servicing procedures and at its own expense, take such steps as are necessary to maintain perfection of the first priority security interest created by each Receivable in the related Financed Vehicle or Financed Vehicles. The Owners hereby authorize the Servicer to re-perfect such security interest as necessary because of the relocation of a Financed Vehicle or for any other reason.

                 SECTION 5.6 Total and Supplemental Servicing Fees; Payment of Certain Expenses by Servicer. The Servicer is entitled to receive the Total Servicing Fee and Supplemental Servicing Fees out of Collections as provided herein. Subject to any limitations on the Servicer's liability hereunder, the Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement (including fees and disbursements of the Purchaser, the APA Bank, the Funding Agent, and any independent accountants, taxes imposed on the Servicer, expenses incurred in connection with distributions and reports to the Funding Agent and the Owners and all other fees and expenses not expressly stated under this Agreement to be for the account of the Owners, but excluding federal, state and local income and franchise taxes, if any, of the Purchaser or any other Owner).
The Servicer will not have any obligation to deposit Supplemental Servicing Fees in the Collection Account. To the extent that any such amount shall be held in the Collection Account, such amount may be withdrawn therefrom by the Servicer.

                 SECTION 5.7 Monthly Advances. Subject to the following sentence, as of each Accounting Date, if the payments during the related Monthly Period by or on behalf of the Obligor on a Receivable (other than an Administrative Receivable, a Warranty Receivable or a Liquidating Receivable) after application under Section 2.6 shall be less than the Scheduled Payment, whether as a result of any extension granted to the Obligor or otherwise, then the Servicer shall, subject to the following sentence, advance any such shortfall (such amount, a "Monthly Advance"). The Servicer shall be obligated to make a Monthly Advance in respect of a Receivable only to the extent that the Servicer, in its sole discretion, shall determine that such advance shall be recoverable (in accordance with the two immediately following sentences) from subsequent Collections or recoveries on such Receivable. Subject to Section 2.6, the Servicer shall be reimbursed for Outstanding Monthly Advances with respect to a Receivable from the following sources with respect to such Receivable, in each case as set forth in this
Agreement: (i) subsequent payments by or on behalf of the Obligor, (ii) collections of Liquidation Proceeds, (iii) the Administrative Purchase Payment and (iv) the Warranty Payment. At such time as the Servicer shall determine that any Outstanding Monthly Advances with respect to any Receivable shall not be recoverable from payments with respect to such Receivable, the Servicer shall be reimbursed from any collections made on other Receivables.

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                 SECTION 5.8  Additional Deposits.  The Servicer shall
deposit in the Collection Account the aggregate Monthly Advances pursuant to
Section 5.7. The Servicer and the Transferor shall deposit in the Collection Account the aggregate Administrative Purchase Payments and Warranty Payments with respect to Administrative Receivables and Warranty Receivables, respectively. All such deposits with respect to a Monthly Period shall be made in immediately available funds on the day before the Settlement Date related to such Monthly Period.


                                  ARTICLE VI

                      SERVICER REPORTS; SERVICER DEFAULT

                 SECTION 6.1 Annual Statement as to Compliance. The Servicer shall deliver to the Funding Agent on or before February 1 of each year, beginning February 1, 2000, an officer's certificate signed by the President or any Vice President of the Servicer, dated as of the immediately preceding October 31, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or, with respect to the first such certificate, such period as shall have elapsed from the Closing Date to the date of such certificate) and of its performance under this Agreement has been made under such officer's supervision and (ii) to such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                 SECTION 6.2 Annual Independent Accountants' Report. (a) The Servicer shall cause a firm of independent accountants, who may also render other services to the Servicer or the Transferor, to deliver to the Funding Agent, on or before February 1 of each year, beginning February 1, 2000 with respect to the twelve months ended on the immediately preceding October 31 (or, with respect to the first such report, such period as shall have elapsed from the Closing Date to the date of such certificate), a report (the "Accountants' Report") addressed to the board of directors of the Servicer and to the Funding Agent, to the effect that such firm has audited the financial statements of the Servicer and issued its report thereon and that such audit (i) was made in accordance with generally accepted auditing standards, (ii) included tests relating to retail notes serviced for others in accordance with the requirements of the Uniform Single Audit Program for Mortgage Bankers (the "Program"), to the extent the procedures in the Program are applicable to the servicing obligations set forth in this Agreement and
(iii) except as described in the report, disclosed no exceptions or errors in the records relating to retail notes serviced for others that, in the firm's opinion, paragraph four of the Program requires such firm to report.

                 (b) The Accountants' Report shall also indicate that the firm is independent of the Transferor and the Servicer within the meaning of

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the Code of Professional Ethics of the American Institute of Certified Public
Accountants.

                 SECTION 6.3  Assignment of Administrative Receivables and
Warranty Receivables.   Upon receipt of the Administrative Purchase  Payment
or the Warranty Payment with respect to an Administrative Receivable or a Warranty Receivable, respectively, the Funding Agent, on behalf of the Owners, shall assign, without recourse, representation or warranty, to the Servicer or the Warranty Purchaser, as applicable, all of such Person's right, title and interest in, to and under (a) such Administrative Receivable or Warranty Receivable and all monies due thereon, (b) the security interests in the related Financed Vehicle and, to the extent permitted by law, any accessions thereto which are financed by NFC, (c) benefits of any lease assignments with respect to the Financed Vehicles, (d) proceeds from any Insurance Policies with respect to such Receivable, (e) proceeds from Dealer Liability with respect to such Receivable, proceeds from any NITC Purchase Obligations with respect to such Receivable and proceeds from any Guaranties of such Receivable, (f) the interests of such Person in certain rebates of premiums and other amounts relating to the Insurance Policies and any document relating thereto and (g) the rights of such Person under the Purchase Agreement and the Custodian Agreement with respect to such Receivable, such assignment being an assignment outright and not for security. Upon the assignment of such Receivable described in the preceding sentence, the Servicer or the Warranty Purchaser, as applicable, shall own such Receivable, and all such security and documents, free of any further obligations to the Funding Agent or any Owner with respect thereto. If in any Proceeding it is held that the Servicer may not enforce a Receivable on the ground that it is not a real party in interest or a holder entitled to enforce the Receivable, the Funding Agent shall, at the Servicer's expense, take such steps as the Servicer deems necessary to enforce the Receivable, including bringing suit in the name of such Person or the names of the Owners.

                 SECTION 6.4 Collection Account. The Servicer shall maintain in the name of the Funding Agent, for the benefit of the Owners, the Collection Account for the purpose of receiving and disbursing all Collections, all Interest Rate Cap Payments and all other payments to be made into the Collection Account. The Servicer shall advise the Funding Agent in writing of the location of the Collection Account. The Collection Account will be an Eligible Account maintained in the name of the Funding Agent, for the benefit of the Owners, and shall be used only for the collection of the amounts and for application of such amounts as described in Section 2.6 of this Agreement. In the event there shall have been deposited in the Collection Account any amount not required to be deposited therein and so identified to the Funding Agent, such amount shall be withdrawn from the Collection Account, any provision herein to the contrary notwithstanding, and any such amounts shall not be deemed to be a part of the Collection Account. If the Collection Account ceases to be an Eligible Account, the Servicer shall, within ten days of receipt of notice of such change in eligibility,

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transfer the Collection Account to an account meeting the requirements of an
Eligible Account.

                 The Servicer may invest (or cause the investment of) the funds in the Collection Account in Eligible Investments, held in the name of the Funding Agent, for the benefit of the Owners, which shall mature no later than the Business Day preceding the date on which such amounts are required to be remitted to the Funding Agent. Any income or other gain from such Eligible Investments (i) shall be transferred to the Reserve Account if necessary to satisfy a deficiency in the Specified Reserve Account Balance, if any, and (ii) any funds remaining after application of clause (i) shall be paid to the Servicer as an addition to the Total Servicing Fee.

                 The Servicer and the Transferor agree to take all actions reasonably necessary, including the filing of appropriate financing statements and the giving of proper registration instructions relating to any investments, to protect the Funding Agent's and the Owners' interest in the Collection Account and any Eligible Investments acquired with moneys therein.

                 SECTION 6.5 Servicer Defaults. Each of the following shall constitute a "Servicer Default:"

                 (a) the Servicer shall fail to remit or fail to cause to be remitted to the Funding Agent on any day any Collections or Discount required to be remitted to the Funding Agent on such day and such failure shall continue for three (3) Business Days after the date when such Collections or Discount became due;

                 (b) the Servicer shall fail to deposit, or pay or fail to cause to be deposited or paid when due any other amount due hereunder, and any such failure shall continue for three (3) Business Days after written notice thereof by the Funding Agent or any Owner to the Servicer;

                 (c) failure on the part of the Transferor or the Servicer to duly observe or perform in any material respect any other covenants or agreements of the Transferor or the Servicer set forth in the Purchase Agreement, this Agreement or any of the other Program Documents which failure continues unremedied for a period of twenty (20) days after the earlier of knowledge thereof or the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor or the Servicer, as applicable, by the Funding Agent or any Owner;

                 (d) any representation, warranty, certification or statement made by the Servicer under this Agreement or in any agreement, certificate, report, appendix, schedule or document furnished by the Servicer to any Owner or the Funding Agent pursuant to or in connection with this Agreement shall prove to have been false or misleading in any respect material to this Agreement or the transactions contemplated hereby as of the


                                     -52-
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time made (including by omission of material information necessary to make such representation, warranty, certification or statement not misleading);

                 (e) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the Transferor or the Servicer, in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

                 (f) the consent by the Transferor or the Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of or relating to the Transferor or the Servicer or of or relating to substantially all of their respective property; or the Transferor or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

                 SECTION 6.6 Consequences of a Servicer Default. (a) If a Servicer Default shall occur and be continuing, the Funding Agent by notice then given in writing to the Servicer may, in addition to other rights and remedies available in a court of law or equity to damages, injunctive relief and specific performance, terminate all of the rights and obligations of the Servicer under this Agreement ("Servicing Transfer"). On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in the Funding Agent pursuant to and under this Section 6.6. Alternatively, the Funding Agent may engage affiliated or unaffiliated contractors to perform all or any part of the administration, servicing and collection of the Receivables and require the Servicer to pay to such contractors, to the extent received by the Servicer, all or a portion of the Servicing Fee received in consideration thereof. The Funding Agent is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Receivables and related documents, or otherwise. The Servicer agrees to cooperate with the Funding Agent in effecting the termination of the responsibilities and rights of the Servicer under this Agreement, including the transfer to the Funding Agent for administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or that shall have been deposited by the Servicer in the Collection Account or the Reserve Account or thereafter received with respect to the Receivables that shall at that time be held by the Servicer. In addition to any other amounts that are then payable to the Servicer under this Agreement, the Servicer

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shall be entitled the successor Servicer reimbursements for any Outstanding
Monthly Advances made during the period prior to the notice pursuant to this
Section 6.6 which terminates the obligation and rights of the Servicer under this Agreement.

                 (b) The Servicer, within ten (10) Business Days after receiving a notice pursuant to Section 6.6(a) hereof, shall, at the Servicer's sole expense, (x) deliver to the Funding Agent or its designated agent (i) a schedule of the Receivables indicating as to each such Receivable information as to the related Obligor, the Receivable Balance as of such date and the location of the Receivables File with respect to such Receivable, together with such other information as the Funding Agent may reasonably request and (ii) all Receivables Files (including, without limitation, true copies of any computer tapes and data in computer memories), (y) permit the Funding Agent access to NFC's files and other records in order to effect an orderly transfer, and (z) take all reasonable actions as are necessary to sublicense to, or purchase a license for, the Funding Agent or its designated agent, at the Servicer's expense, any software (which software may be different from that used by NFC) that relates to, and is necessary for the servicing of, the Receivables, in each case as the Funding Agent may reasonably deem necessary to enable it to protect and enforce its rights and the rights of the Owners to the Transferred Interest. After any such delivery, NFC will not hold or retain any executed counterpart or any document evidencing the Receivables without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

                 (c) If at any time there shall be a Servicing Transfer, NFC will cause to be transmitted and delivered directly to the Funding Agent or its designated agent, for the account of the Owners, forthwith upon receipt and in the exact form received, all Collections (properly endorsed, where required, so that such items may be collected by the Funding Agent on behalf of the Owners) on account of the Transferred Interest. All such Collections consisting of cash shall not be commingled with other items or monies of NFC for a period longer than two Business Days. If the Funding Agent or its designated agent receives items or monies that are not payments on account of the Owners' interest in any Receivables, such items or monies shall be held in trust by the Funding Agent for the Transferor's benefit and delivered promptly to NFC after being so identified by the Funding Agent or its designated agent. NFC hereby irrevocably grants during the term of this Agreement the Funding Agent or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of NFC all steps and actions permitted to be taken under this Agreement with respect to any Receivable which the Funding Agent, in its reasonable discretion, may deem necessary or advisable to negotiate or otherwise realize on any right of any kind held or owned by NFC or transmitted to or received by the Funding Agent or its designated agent (whether or not from the Transferor or any Obligor) in connection with the

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

Owners' Transferred Interest; provided, however, that such power of attorney may not be exercised without the prior written consent of NFC, unless (A)(i) a Servicer Default or (ii) a Termination Event shall have occurred and be continuing or (B) the Servicer Agent fails to perform any act required hereunder after receiving three (3) Business Days written notice of such failure from the Funding Agent.

                 (d) The Servicer agrees that in the event of a Servicing Transfer, it will reimburse the Funding Agent and each Owner for all reasonable out-of-pocket expenses (including, without limitation, attorneys' and accountants' and other third parties' fees and expenses, expenses incurred by the Funding Agent or such Owner, as the case may be, expenses of litigation or preparation therefor, and expenses of audits and visits to the offices of the Transferor and NFC) incurred by the Funding Agent or such Owner in connection with and following the transfer of functions following a Servicing Transfer.

                 (e) At any time, and from time to time following a Servicing Transfer, or if a Termination Event shall have occurred and be continuing, the Funding Agent shall be entitled to notify the Obligors to make payments directly to the Funding Agent of amounts due under the Receivables at any time and from time to time.

                 SECTION 6.7 Funding Agent to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 6.6, the Funding Agent shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for in this Agreement; provided, however, that the predecessor Servicer shall remain liable for, and the successor Servicer shall have no liability for, any indemnification obligations of the Servicer arising as a result of acts, omissions or occurrences during the period in which the predecessor Servicer was the Servicer; and provided, further, that NFC shall remain liable for all such indemnification obligations of the Servicer without regard to whether it is still Servicer hereunder. As compensation therefor, the Funding Agent shall be entitled to such compensation (whether payable out of the Collection Account or otherwise) as the Servicer would have been entitled to under this Agreement if no such notice of termination had been given including, but not limited to, the Total Servicing Fee and Supplemental Servicing Fees and shall be entitled to investment earnings as set forth herein. In connection with such appointment and assumption, the Funding Agent may make such arrangements for the compensation of such successor out of payments on Receivables as it and such successor shall agree.

                 SECTION 6.8 Delegation of Duties. So long as NFC acts as Servicer, the Servicer may, at any time without notice or consent, delegate any duties under this Agreement to any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by NIC. The Servicer may at any time perform specific duties as Servicer through sub-contractors

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who are in the business of servicing medium and heavy duty truck, bus and trailer receivables; provided, however, that no such delegation shall relieve the Servicer of its responsibility with respect to such duties.

                 SECTION 6.9 Servicer Not to Resign. Subject to the provisions of Section 6.6, the Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon determination that the performance of its duties under this Agreement is no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Funding Agent. No such resignation shall become effective until the Funding Agent, its designee or a successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.7.

                 SECTION 6.10 Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. Any corporation (a) into which the Servicer may be merged or consolidated, (b) resulting from any merger, conversion or consolidation to which the Servicer shall be a party, (c) succeeding to the business of the Servicer, or (d) more than 50% of the voting stock of which is owned directly or indirectly by NIC and which is otherwise servicing the Seller's receivables, which corporation in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer under this Agreement shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, notwithstanding anything in this Agreement to the contrary. The Servicer shall provide notice of any merger, consolidation or succession pursuant to this Section 6.10 to the Funding Agent.


                                  ARTICLE VII

                              TERMINATION EVENTS

                 SECTION 7.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

                 (a) the Transferor shall fail to perform or observe any term, covenant, agreement or undertaking hereunder (other than as referred to in clause (c) below), and such failure shall remain unremedied for ten (10) Business Days after written notice thereof has been given to the Transferor by the Funding Agent or any Owner; or

                 (b) any representation, warranty, certification or statement made by the Transferor in this Agreement or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made; or


                                     -56-
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                 (c)      the Transferor or NFC shall fail to make or shall
fail to cause to be paid to the Funding Agent any Collections or Discount required to be made by it hereunder when due, and such failure shall continue for three (3) Business Days after the date when such Collections or Discount became due; or

                 (d) the Transferor or NFC shall fail to pay or fail to cause to be paid when due any other amount due hereunder or under the Fee Letter when due or the Transferor shall fail to obtain and maintain the Interest Rate Caps as required hereunder; or

                 (e) (i) the Transferor shall fail to pay indebtedness in an aggregate principal amount in excess of $1,000,000 ("Material Indebtedness") when due; or (ii) Material Indebtedness of the Transferor shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof other than any acceleration arising out of a good faith dispute; provided, however, that in all instances the Transferor shall have the opportunity to cure any such event within fifteen (15) days of receipt of notice thereof; or

                 (f) (i) the Transferor shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Transferor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (ii) the Transferor shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (f); or

                 (g) a Servicer Default shall have occurred and be continuing; or

                 (h) the institution of any litigation, arbitration proceedings or governmental proceeding involving the Transferor or the Receivables which litigation, arbitration proceedings or governmental proceeding, in the reasonable judgment of the Funding Agent, is likely to result in a judgment against the Transferor in excess of $1,000,000; or

                 (i) the entry of one or more judgments or decrees against the Transferor for which insurance or uncontested indemnification is not available with respect to a portion of such judgments or decrees in excess of $1,000,000 and the collection of which has not been stayed; or

                  (k) the average of the Portfolio Yields for any six (6) consecutive Monthly Periods shall be less than 0%; provided, however, with

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respect to the first through the fifth Monthly Periods following the Closing
Date, the average Portfolio Yield shall be determined on the basis of the average of the Portfolio Yield for such Monthly Period or Monthly Periods, as the case may be; or

                  (l) (i) during the period from and including the Closing Date to but excluding the May 1999 Settlement Date, the amount on deposit in the Reserve Account, (A) on any Settlement Date, is less than $6,358,902.83 or (B) on any two consecutive Settlement Dates, is less than $9,538,354.24 or
(ii) during the period from and including the May 1999 Settlement Date to but excluding the May 2005 Settlement Date, the amount on deposit in the Reserve Account, (A) on any Settlement Date, is less than the greater of (x) 1.75% of the Aggregate Receivables Balance as of the close of business on the last day of the related Monthly Period and (y) $3,633,658.76 or (B) on any two consecutive Settlement Dates, is less than the greater of (x) 2.625% of the Aggregate Receivables Balance as of the close of business on the last day of the related Monthly Period and (y) $5,450,488.13; or

                 (m) a change in the ownership of the voting stock of the Transferor (other than to an Affiliate of NFC) shall have occurred; or

                 (n) the Purchase Agreement shall no longer be in full force and effect.

                 SECTION 7.2  Remedies Upon the Occurrence of a Termination
Event.

                 (a) If a Termination Event occurs, (i) the Funding Agent shall, by notice to the Transferor, declare all outstanding Tranche Periods to be ended and designate the Tranche Rate applicable to the Net Investment and (ii) if the Servicer is NFC or any Affiliate thereof at such time, the Funding Agent may terminate NFC or any Affiliate thereof as Servicer hereunder. In addition, following the occurrence of a Termination Event under Section 7.1(f), the Funding Agent may direct the Transferor to, whereupon the Transferor immediately shall, note the interest of Owners hereunder on each certificate of title relating to each Financed Vehicle.

                 (b) Upon any termination of the Owners' obligations pursuant to this Section 7.2, the Owners and the Funding Agent shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable laws, which rights shall be cumulative.

                 (c) The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Transferor within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (11 U.S.C. Section 365(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).

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                                 ARTICLE VIII

                                INDEMNIFICATION

                 SECTION 8.1 Indemnification by Servicer Without limiting any other rights which the Purchaser, any APA Bank, the Funding Agent may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Affected Party and its respective officers, directors, agents and employees from and against any and all damages, losses, claims, liabilities, costs and expenses (other than any damages, losses, claims, liabilities, costs and expenses in respect of taxes, which shall be governed by Section 8.2), including reasonable attorneys, fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership, either directly or indirectly, by any Affected Party of the Transferred Interest, excluding, however, (i) Indemnified Amounts to the extent resulting from the bad faith, gross negligence or willful misconduct on the part of such Affected Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Servicer shall indemnify each Affected Party for Indemnified Amounts relating to or resulting from:

                 (a) reliance on any representation or warranty made by the Transferor or NFC (or any officers of the Transferor or NFC) under or in connection with this Agreement, the Purchase Agreement or any other information or report delivered by the Transferor or NFC pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                 (b) the failure by the Transferor or NFC to comply in all material respects with any applicable law, rule or regulation with respect to any Receivable or the nonconformity of any Receivable with any such applicable law, rule or regulation;

                 (c) the failure to vest and maintain vested in the Funding Agent, for the benefit of the Owners, the Transferred Interest free and clear of any Lien (other than Liens securing obligations of the Funding Agent or the Owners);

                 (d) the failure to file, or delay in filing, financing statements or other similar instruments or documents under the UCC or other applicable laws with respect to any Receivable;

                 (e) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable

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against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                 (f) any failure of the Transferor or NFC to perform their respective duties or obligations in accordance with the provisions of this Agreement, the Purchase Agreement, or any Receivable;

                 (g) any products liability claim or personal injury or property damage suit arising out of or in connection with the Financed Vehicle which is the subject of any Receivable; or

                 (h) the use, ownership or operation by the Servicer or any Affiliate thereof of any Financed Vehicle; or

                 (i) any taxes that may at any time be asserted against any Affected Party with respect to the transactions contemplated in this Agreement, including any sales, gross receipts; general corporation, Illinois corporate income, tangible personal property, privilege or license taxes and costs and expenses in defending against the same.

                 SECTION 8.2 Tax Indemnification. (a) All payments made by the Transferor, NFC or the Servicer to the Funding Agent for the benefit of the Owners under this Agreement and any other Program Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, excluding (i) taxes imposed on the net income of the Funding Agent or any other Affected Party, however denominated, (ii) franchise taxes imposed on the net income of the Funding Agent or any other Affected Party, in each case imposed: (1) by the United States or any political subdivision or taxing authority thereof or therein; (2) by any jurisdiction under the laws of which the Funding Agent or such Affected Party or lending office is organized or in which its lending office is located, managed or controlled or in which any principal office is located or any political subdivision or taxing authority thereof or therein; or (3) by reason of any connection between the jurisdiction imposing such tax and the Funding Agent, such Affected Party or such lending office other than a connection arising solely from this Agreement or any other Program Document or any transaction hereunder or thereunder and (iii) any withholding taxes arising on account of the Funding Agent or Affected Party either not being a U.S. Person as defined in the Internal Revenue Code Section 7701(a)(30) or being subject to Internal Revenue Code Section 3406 (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, "Taxes"). If any such Taxes are required to be withheld from any amounts payable to the Funding Agent or any Affected Party hereunder, the amounts so payable to the Funding Agent or such Affected Party shall be increased to the extent necessary to yield to the Funding Agent or such Affected Party (after payment of all Taxes) all amounts payable

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hereunder at the rates or in the amounts specified in this Agreement and the other Program Documents. The Servicer shall indemnify the Funding Agent or any such Affected Party for the full amount of any such Taxes within ten (10) days after the date of written demand therefor by the Funding Agent or the applicable Affected Party.

                 (b) Each Affected Party that is not incorporated under the laws of the United States of America or a state thereof or the District of Columbia shall:

                 (i)      deliver to the Transferor and the Funding Agent
         (A) two duly completed copies of IRS Form 1001 or Form 4224, or successor applicable form, as the case may be, and (B) an IRS Form W-8 or W-9, or successor applicable form, as the case may be;

                 (ii) deliver to the Funding Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Transferor; and

                 (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Transferor or the Funding Agent;

unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises the Transferor and the Funding Agent. Each such Affected Party so organized shall certify (i) in the case of an IRS Form 1001 or IRS Form 4224, that it is entitled to receive payments under the this Agreement and the other Program Documents without deduction or withholding of any United States federal income taxes and (ii) in the case of an IRS Form W-8 or IRS Form W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that is a purchaser or participant under the PARCO Asset Purchase Agreement, or which otherwise becomes a party to the PARCO Asset Purchase Agreement as an APA Bank, shall, prior to the effectiveness of such assignment, participation or addition, as applicable, be required to provide all of the forms and statements required pursuant to this Section 8.2(b).

                 SECTION 8.3 Additional Costs. (a) The Servicer shall pay to the Funding Agent, for the benefit of an Affected Party, from time to time on demand of such Affected Party through the Funding Agent, such amounts as such Affected Party may reasonably determine to be necessary to compensate it for any increase in costs which any such Affected Party determines are attributable to its acquiring the Transferred Interest or maintaining any Tranche under this Agreement, or any reduction in any amount receivable by

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such Affected Party, hereunder or under any other Program Document (other than an Interest Rate Cap) in respect of any such Tranche or such obligation (such increases in costs, payments and reductions in amounts receivable being herein called "Additional Costs") resulting from any Regulatory Change which
(i) changes the method or basis of imposition of Taxes in respect of (A) any amounts payable to any Affected Party pursuant to this Agreement or any other Program Document (other than an Interest Rate Cap) or any transaction hereunder or thereunder in respect of any such Tranche or (B) such amounts when considered together with any amounts to be paid by the Purchaser in respect of its Commercial Paper relating to such Tranche, (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, capital or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of any Affected Party or
(iii) imposes any other condition affecting this Agreement or any other Program Document (other than an Interest Rate Cap) or any transaction hereunder or thereunder (or any of such extensions of credit or liabilities). The Affected Party, acting through the Funding Agent, will notify the Transferor and the Servicer of any event that will entitle such Person to compensation pursuant to this Section 8.3(a) no later than thirty (30) Business Days after it obtains knowledge thereof.

                 (b) Determinations and allocations by the Affected Party for purposes of this Section 8.3 shall be conclusive, provided that such determinations and allocations are made in good faith and on a reasonable basis, reasonable evidence (including an explanation of the applicable Regulatory Change and an accounting for any amounts demanded) of which shall be provided to the Transferor and the Servicer upon request.

                 (c) Each Affected Party agrees to promptly notify the Transferor and the Servicer if such Person receives notice of any potential tax assessment by any federal, state or local tax authority for which the Servicer may be liable pursuant to Sections 8.1 or 8.2 hereof. Each Affected Party further agrees that the Servicer shall bear no cost (including costs relating to penalties and interest) relating to the failure of such Affected Party to file in a timely manner any tax returns required to be filed by such Person in accordance with applicable statutes and regulations.

                 SECTION 8.4 Other Costs and Expenses. The Servicer shall pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the other Program Documents, any funding or administrative agreement by and between the Purchaser and any financial institution and the other documents to be delivered hereunder (including, without limitation, the perfection of the Transferred Interest), including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel for the Purchaser, the Funding Agent (which such counsel may be employees of the Purchaser, the Funding Agent or any of the APA Banks) with respect thereto and with respect to advising the Purchaser, the Funding Agent and the APA Banks as to their respective rights and remedies under this Agreement and the other Program Documents,

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respectively, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the enforcement or amendment of this Agreement and the other documents delivered hereunder. The Servicer shall reimburse the Purchaser for any amounts the Purchaser must pay to the Funding Agent or any Affected Party pursuant to this Agreement or any other Program Document on account of any tax described in Section 8.2 and applicable to such financial institution. The Servicer shall reimburse the Purchaser on demand for all other costs and expenses incurred by the Purchaser, the Funding Agent or any shareholder of the Purchaser in connection with the transaction contemplated hereby, the cost of rating the Purchaser's Commercial Paper by independent financial rating agencies in connection with the transactions contemplated hereby, and the reasonable fees and out-of-pocket expenses of counsel for the Purchaser, the Funding Agent or any counsel for any shareholder of the Purchaser with respect to advising the Purchaser, the Funding Agent or such shareholder as to matters relating to the Purchaser's operation in connection with the transactions contemplated hereby (but excluding ordinary overhead).


                                  ARTICLE IX

                               THE FUNDING AGENT

                 SECTION 9.1 Appointment. Each of the Purchaser and the APA Banks hereby irrevocably designates and appoints Chase as Funding Agent hereunder, and authorizes the Funding Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Funding Agent by the terms of the Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Funding Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the APA Banks or PARCO, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Funding Agent shall be read into this Agreement or otherwise exist against the Funding Agent. In addition, the provisions of this Article IX are solely for the benefit of the Funding Agent, the Purchaser and the APA Banks, and neither the Transferor, NFC or the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof.

                 SECTION 9.2 Delegation of Duties. The Funding Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Funding Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                 SECTION 9.3 Exculpatory Provisions. Neither the Funding Agent nor any of its directors, officers, agents or employees shall be (a)

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liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with this Agreement or the other Program Documents (except for its, their or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to the Purchaser or the APA Banks for any recitals, statements, representations or warranties contained in this Agreement or the other Program Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, such agreements or for the value, validity, effectiveness, genuineness, enforce-ability or sufficiency of this Agreement or the other Program Documents or any other document furnished in connection therewith or herewith, or for any failure of PARCO to perform its obligations under this Agreement or any other Program Document or for the satisfaction of any condition specified in this Agreement or any other Program Document. Except as otherwise required under the Program Documents, the Funding Agent shall not be under any obligation to the APA Banks or the Purchaser to ascertain or to inquire as to the obser-vance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or the other Program Documents, or to inspect the properties, books or records of the Transferor, NFC or the Servicer.

                 SECTION 9.4 Reliance by Funding Agent. The Funding Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Purchaser and the APA Banks), independent accountants and other experts selected by the Funding Agent. The Funding Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Program Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Purchaser or the APA Banks, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Purchaser or the APA Banks against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Program Document or any other document furnished in connection herewith or therewith in accordance with a request of the Purchaser or the APA Banks.

                 SECTION 9.5 Notice of Events of Default and other Events. The Funding Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Potential Termination Event unless the Funding Agent has received notice from the APA Banks, PARCO, the Transferor, NFC or the Servicer referring to this Agreement or any other Transaction Document stating that Termination Event or Potential Termination Event has occurred thereunder and describing such event. If the Funding Agent receives such a notice, the Funding Agent shall promptly give notice thereof to the

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

APA Banks, the Purchaser and each Rating Agency. Subject to the provisions of Section 10.2, to the extent the Funding Agent is entitled to consent to or withhold its consent of any waiver or amendment of this Agreement in accordance with the terms thereof, the Funding Agent shall (a) give prompt notice to the APA Banks and PARCO and the Rating Agencies of any such waiver or amendment of which it is aware, and (b) take such action with respect to such waiver, amendment, or Termination Event or Potential Termination Event as shall be directed by the APA Banks and PARCO; provided, however, that unless and until the Funding Agent shall have received such directions, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Termination Event or Potential Termination Event, as applicable, as the Funding Agent shall deem advisable and in the best interests of the APA Banks and PARCO. The Funding Agent shall not agree that any collateral provided by an Interest Rate Cap Provider in accordance with Section 5.1(h) is acceptable without having received confirmation from the Rating Agencies that the posting of such collateral will not result in a downgrade or withdrawal of each Rating Agency's then current rating of the Commercial Paper or any other debt securities rated at the request of PARCO.

                 SECTION 9.6 Non-Reliance on Funding Agent. Each of the APA Banks and PARCO expressly acknowledges that neither the Funding Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Funding Agent hereafter taken, shall be deemed to constitute any representation or warranty by the Funding Agent. The Funding Agent shall not have any duty or responsibility to provide PARCO or any APA Bank with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Transferor, NFC or the Servicer which may come into the possession of the Funding Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                 SECTION 9.7 Indemnification. Each of PARCO and the APA Banks agrees to indemnify the Funding Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Transferor or any other Person under the Transaction Documents, and without limiting the obligation of the Transferor or such other Person to do so in accordance with the terms of the Program Documents), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Funding Agent or the affected Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Funding Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Funding Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under this Agreement or the execution, delivery or

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

performance of this Agreement, any other Program Document or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Funding Agent or such affected Person).

                 SECTION 9.8 Funding Agent in its Individual Capacity. The Funding Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with PARCO, the Transferor, NFC, the Servicer or any Affiliate of such Persons as though the Funding Agent were not the Funding Agent hereunder. With respect to the acquisition of the Transferred Interest pursuant to this Agreement, the Funding Agent shall have the same rights and powers under this Agreement as the Purchaser and the APA Bank and may exercise the same as though it were not the Funding Agent, and the term "APA Bank" and "Purchaser" shall include the Funding Agent in its individual capacity.

                 SECTION 9.9 Successor Funding Agent. The Funding Agent may, upon five (5) days' notice to PARCO, the APA Banks, Servicer and the Rating Agencies, and the Funding Agent will, upon the direction of the APA Banks, resign as Funding Agent. If the Funding Agent shall resign as Funding Agent under this Agreement, then the APA Banks and the Purchaser shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Funding Agent, and the term "Funding Agent" shall mean such successor agent, effective upon its acceptance of such appointment, and the former Funding Agent's rights, powers and duties as Funding Agent shall be terminated, without any other or further act or deed on the part of such former Funding Agent or any of the parties to this Agree-ment. After the retiring Funding Agent's resignation hereunder as Funding Agent, the provisions of this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Funding Agent under this Agreement.


                                   ARTICLE X

                                 MISCELLANEOUS

                 SECTION 10.1 Term of Agreement. This Agreement shall terminate following the Termination Date when the Net Investment has been reduced to zero, all accrued Discount has been paid in full and all other Aggregate Unpaids have been paid in full; provided, however, that the indemnification and payment provisions of Article VIII shall be continuing and shall survive any termination of this Agreement.

                 SECTION 10.2 Waivers; Amendments. No failure or delay on the part of the Purchaser or the Funding Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall

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

any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the parties hereto; provided that each of S&P and Moody's shall receive prior notice of any such amendment prior to the effectiveness thereof.

                 SECTION 10.3 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.3 and confirmation is received, (ii) if given by mail three (3) Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 10.3. However, anything in this Section 10.3 to the contrary notwithstanding, the Transferor hereby authorizes the Funding Agent to effect Tranche Period and Tranche Rate selections based on telephonic notices made by any Person which the Funding Agent in good faith believes to be acting on behalf of the Transferor. The Transferor agrees to deliver promptly to the Funding Agent a written confirmation of each telephonic notice signed by an authorized officer of Transferor. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Funding Agent, the records of the Funding Agent shall govern absent manifest error.

                 If to PARCO:

                          PARK AVENUE RECEIVABLES CORPORATION
                          c/o Global Securitization Services, LLC
                          25 West 43rd Street, Suite 704
                          New York, New York 10036
                          Attention:  President
                          Telephone:  (212) 302-5151
                          Telecopy:    (212) 302-8767

                          (with a copy to the Funding Agent)

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

                 If to the Transferor:

                          NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION c/o Navistar Financial Corporation
                          2850 W. Golf Road
                          Rolling Meadows, Illinois  60008
                          Attention: Vice President and Treasurer
                          Copy to: General Counsel
                          Telephone: (847) 734-4094
                          Telecopy: (847) 734-4090


                 If to NFC or the Servicer:

                          NAVISTAR FINANCIAL CORPORATION
                          2850 W. Golf Road
                          Rolling Meadows, Illinois  60008
                          Attention: Treasurer and Treasurer
                          Copy to: General Counsel
                          Telephone: (847) 734-4094
                          Telecopy: (847) 734-4090


                 If to the Funding Agent:

                          THE CHASE MANHATTAN BANK
                          450 West 33rd Street
                          15th Floor
                          New York, New York  10001
                          Attention:  Andrew Taylor
                                      Structured Financial Services
                          Telephone:  (212) 946-7861
                          Telecopy:  (212) 946-7776

                 If to the APA Banks, at their respective addresses as notified by the Funding Agent to the Transferor from time to time.

                 SECTION 10.4 Governing Law; Submission to Jurisdiction; Integration.

                 (a) This Agreement shall be governed by, and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding

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

brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this
Section 10.4 shall affect the right of the Funding Agent, the Purchaser or any APA Bank to bring any action or proceeding against the Transferor, the Servicer, NFC or their respective properties in the courts of other jurisdictions.

                 (b) Each of the parties hereto hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise among any of them arising out of, connected with, relating to or incidental to the relationship between them in connection with this Agreement or the other Program Documents.

                 (c) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                 SECTION 10.5 Severability; Counterparts, Waiver of Setoff. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Transferor and NFC hereby agree to waive any right of setoff which it may have or to which it may be entitled against the Purchaser, any APA Bank or the Funding Agent and their respective assets.

                 SECTION 10.6 Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Transferor nor NFC may assign any of its rights or delegate any of its duties hereunder or under any of the other Program Documents to which it is a party without the prior written consent of the Funding Agent). No provision of this Agreement shall in any manner restrict the ability of the Purchaser or any APA Bank to assign, participate, grant security interests in, or otherwise transfer any portion of its share of the Transferred Interest; provided that no portion of the Transferred Interest may be assigned hereunder to any Person other than to the Purchaser, the APA Bank, an SPC Assignee or to a Federal Reserve Bank or similar central banking authority to secure the obligations of any APA Bank, or as otherwise required by operation of law or judicial process.

                 In furtherance of the foregoing, (i) no Person shall be permitted to become an APA Bank hereunder or under any Asset Purchase

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

Agreement after the date hereof without the prior written consent of the Transferor (which consent shall not be unreasonably withheld) and (ii) no sale or grant of a participation interest in all or any portion of the Transferred Interest shall be permitted to become effective without the prior written consent of the Transferor (which consent shall not be unreasonably withheld).

                 The foregoing notwithstanding, the Purchaser may, from time to time, with prior or concurrent notice to the Transferor, the Servicer and the Funding Agent, in one transaction or a series of transactions, assign all or a portion of its interest in the Transferred Interest and its rights and obligations under this Agreement and the Program Documents to an SPC
Assignee. Upon and to the extent of such assignment to an SPC Assignee, (i) such SPC Assignee shall be the owner of the assigned portion of the Transferred Interest, (ii) the Funding Agent shall be the Funding Agent for such SPC Assignee, with all corresponding rights and powers, express or implied, granted herein to the Funding Agents, (iii) the SPC Assignee and, if applicable, its related APA Banks and other related parties shall have the benefit of all of the rights and protections provided to the Purchaser, APA Banks and other related parties, respectively, herein and in the other
Program Documents (including, without limitation, any limitation on recourse against the Purchaser or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against the Purchaser, and the right to assign to another SPC Assignee as provided in this paragraph), (iv) the SPC Assignee shall assume all obligations, if any, of the transferor Purchaser under and in connection with this Agreement, and such transferor Purchaser shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the transferor Purchaser (if any) and the SPC Assignee shall be several and not joint, (v) all distributions in respect of Discount or the Net Investment shall be made to the Purchaser and the SPC Assignee on a pro rata basis according to their respective interests (or, in the case of Discount, the accrued amounts thereof), (vi) the rate used to calculate the Discount with respect to the portions of the Net Investment owned by the SPC Assignee and funded with the commercial paper notes issued by the SPC Assignee from time to time shall be determined in the manner aggregate to the CP Rate for the transferor Purchaser on the basis of the discount or interest rates applicable to commercial paper issued by the SPC Assignee (rather than the transferor Purchaser), (vii) the defined terms and other terms and provisions of this Agreement and the other Program Documents shall be interpreted in accordance with the foregoing and
(viii) if requested by the Funding Agent, the parties will execute and deliver such further agreements and documents and take such other actions as the Funding Agent may reasonably request to evidence and give effect to the foregoing.

                 SECTION 10.7 Confidentiality. (a) Each of the Transferor and NFC shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Program Documents and all other confidential proprietary information with respect to the Purchaser, the Funding Agent and the APA Banks and each of their

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

respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Program Documents, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to the Transferor, NFC and their Affiliates, (ii) as required by law, regulation or legal process or (iii) in connection with any legal or regulatory proceeding to which the Transferor, NFC or any of their Affiliates is subject. Each of the Transferor and NFC hereby consents to the disclosure of any non-public information with respect to it received by the Purchaser, any Funding Agent or any APA Bank to (i) the Purchaser, the Funding Agent or any APA Bank, (ii) any nationally recognized rating agency providing a rating or proposing to provide a rating to the Purchaser's Commercial Paper, (iii) any placement agent which proposes to offer and sell the Purchaser's Commercial Paper, (iv) any provider of the Purchaser's program-wide liquidity or credit support facilities, (v) any potential APA Bank or (vi) any participant or potential participant (which Person, in the case of clauses (iii) - (vi), agrees in writing to be bound by the confidentiality provisions of this Section 10.7(a)).

                 (b) The Purchaser, the Funding Agent, and each APA Bank shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Program Documents and all other confidential proprietary information with respect to the Transferor, NFC and their Affiliates and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Program Documents, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to the Purchaser, the Funding Agent and their respective Affiliates, (ii) as required by law, regulation or legal process or (iii) in connection with any legal or regulatory proceeding to which the Purchaser, the Funding Agent or any of their Affiliates is subject.

                 SECTION 10.8 No Bankruptcy Petition Against the Purchaser or Transferor. (a) Each of the parties hereto hereby covenants and agrees that, prior to the date which is one year and one day after the date upon which all outstanding Commercial Paper is paid in full, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of any jurisdiction.

                 (b) Each of the parties hereto hereby covenants and agrees that, prior to the date which is one year and one day after the date upon which all outstanding financings of the Transferor are paid in full, it will not institute against, or join any other Person in instituting against, or knowingly and intentionally cooperate with or encourage any other Person in instituting against, the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of any jurisdiction.

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

                 SECTION 10.9 Limited Recourse. (a) (i) Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser under this Agreement are solely the corporate obligations of the Purchaser and, in the case of obligations of the Purchaser other than Commercial Paper, shall be payable at such time as funds are actually received by, or are available to, the Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, United States Code (Bankruptcy)) of any such party shall be subordinated to the payment in full of all Commercial Paper.

                 (ii) No recourse under any obligation, covenant or agreement of the Purchaser contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Purchaser, any agent, any manager or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of such Purchaser, any agent, any manager or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

                 (b) (i) Notwithstanding anything to the contrary contained herein, the obligations of the Transferor under this Agreement are limited recourse obligations of the Transferor and shall be payable only at such time as funds are available therefor hereunder and, to the extent funds are not so available to pay such obligations, the claims relating thereto shall not constitute a claim against the Transferor but shall continue to accrue.

                 (ii) No recourse under any obligation, covenant or agreement of the Transferor contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Transferor, any agent, any manager or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a

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

corporate obligation of the Transferor, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of such Transferor, any agent, any manager or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Transferor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Transferor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, memberved as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

                 (iii) The Transferor shall be liable in accordance with this Agreement only to the extent of the obligations in this Agreement specifically undertaken by the Transferor.

                 SECTION 10.10 Chase Conflict Waiver. Chase acts as Funding Agent for PARCO and the APA Bank, as issuing and paying agent for PARCO's Commercial Paper, as provider of other backup facilities for PARCO, and may provide other services or facilities from time to time (the "Chase Roles"). Each of the parties hereto hereby acknowledges and consents to any and all Chase Roles, waives any objections it may have to any actual or potential conflict of interest caused by Chase's acting as the Funding Agent or as an APA Bank under the Asset Purchase Agreement and acting as or maintaining any of the Chase Roles, and agrees that in connection with any Chase Role, Chase may take, or refrain from taking, any action which it in its discretion deems appropriate.

                 SECTION 10.11 Interest Rate Caps. The Funding Agent hereby agrees to provide prior written notice of any proposed amendment or termination of any Interest Rate Cap to the Rating Agencies and not to consent to any such amendment or termination without having received confirmation from the Rating Agencies that such amendment or termination will not result in a downgrade or withdrawal of each Rating Agency's then current rating of the Commercial Paper or any other debt securities rated at the request of PARCO. The Interest Rate Cap may not be assigned to another Interest Rate Cap Provider unless that Interest Rate Cap Provider is an Eligible Interest Rate Cap Provider and the Funding Agent has provided prior written notice to the Rating Agencies of such assignment.

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

                 IN WITNESS WHEREOF, the parties hereto have caused this Transfer and Administration Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                  NAVISTAR FINANCIAL RETAIL
                                    RECEIVABLES CORPORATION,
                                    as Transferor


                                  By:________________________________________
                                     Name:
                                     Title:


                                  NAVISTAR FINANCIAL CORPORATION, in its
                                    individual capacity and as Servicer


                                  By:________________________________________
                                     Name:
                                     Title:


                                  PARK AVENUE RECEIVABLES CORPORATION, as
                                     Purchaser


                                  By:________________________________________
                                     Name:
                                     Title:


                                  THE CHASE MANHATTAN BANK, as
                                    Funding Agent


                                  By:________________________________________
                                     Name:
                                     Title:

                                  THE CHASE MANHATTAN BANK, as
                                    APA Bank


                                  By:________________________________________
                                     Name:
                                     Title: